UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INTERMEC, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 a.m. Pacific Time, on Wednesday, May 16, 2007

Place	Intermec Headquarters 6001 36th Avenue West, Everett, Washington 98203-1264

Items of Business	• To elect nine directors for a term expiring at the 2008 Annual Meeting of Stockholders, and until such director’s successor is elected and qualified.

• To vote on an advisory proposal to ratify the appointment of the Company’s independent auditor.

• To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Record Date	You are entitled to vote if you were a stockholder as of the close of business, Eastern Time on March 19, 2007.

Voting	We urge you to read this proxy statement and vote your shares promptly, whether or not you expect to attend the meeting in person. You can vote (1) by proxy on the Internet, (2) by proxy by toll-free telephone call, (3) by proxy by signing and returning the form of proxy or voting instructions in the enclosed envelope, or (4) in person by attending the meeting. Specific instructions to be followed in order to vote on the Internet or by telephone are set forth on the enclosed proxy card or voting instruction form.

By order of the Board of Directors,

Janis L. Harwell Senior Vice President, General Counsel and Corporate Secretary

This notice of Annual Meeting, proxy statement and form of proxy are first being distributed on or about April 13, 2007.

Intermec, Inc.

6001 36th Avenue West

Everett, Washington 98203-1264

425.265.2400

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 16, 2007

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	Who is Intermec?

Before 2006, we were named “UNOVA, Inc.” We announced in September 2005 that our name would change to Intermec, Inc. effective January 1, 2006. That change became effective as planned. Also on January 1, 2006, we changed our ticker symbol on the New York Stock Exchange (“NYSE”) to “IN.” The change in our name did not affect your ownership of shares in the company. If your ownership of our stock is evidenced by certificates bearing the name “UNOVA, Inc.,” you own Intermec, Inc. shares. Throughout this proxy statement, we refer to the company as Intermec, including for periods prior to the name change, or as the “Company.”

2.	Why am I receiving these materials?

We sent you this proxy statement and the enclosed form of proxy because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific Time, on May 16, 2007, at our headquarters, 6001 36th Avenue West, Everett, Washington 98203-1264. This proxy statement provides information that we are required to provide you under the rules of the Securities and Exchange Commission (“SEC”) to assist you in voting your shares.

3.	How can I obtain Intermec’s Form 10-K?

A copy of our 2006 Annual Report on Form 10-K is enclosed as part of the 2006 Report to Stockholders. The Form 10-K, including exhibits, is also available on our website, at http://www.intermec.com/InvestorRelations/. Stockholders may request another free copy of the Form 10-K by contacting Investor Relations at the address provided under the caption “Corporate Governance—Availability of Information and Communications with the Board.” We will furnish any exhibit to the 2006 Form 10-K if specifically requested.

4.	What items of business will be voted on at the Annual Meeting?

(1) The election of nine directors, each for a one-year term expiring at the 2008 Annual Meeting of Stockholders, or until their successors are elected and qualified; and

(2) An advisory management proposal to ratify the appointment of our independent auditors, Deloitte & Touche, LLP.

We will also consider any other business that is properly brought before the meeting.

5.	How does the Board recommend I vote?

Our Board recommends that you vote FOR each of the director nominees and FOR the management proposal to ratify our independent auditors.

6.	What shares can I vote?

Intermec’s only class of stock outstanding is common stock, par value $.01 per share (“common stock”). Each share of common stock outstanding as of the close of business Eastern Time on the record date, March 19, 2007, is entitled to one vote on all items of business at the Annual Meeting. You may vote all shares you owned as of the close of business Eastern Time on the record date, which may be (1) shares held directly in your name as the stockholder of record, or (2) shares held for you as beneficial owner through a broker, trustee or other nominee, such as a bank, including shares purchased through our Employee Stock Purchase Plan. On the record date, there were 60,472,223 shares of common stock outstanding and entitled to vote. There were 11,782 stockholders of record on the record date and approximately 28,500 beneficial owners. The last sale price of the common stock for that date, as reported in The Wall Street Journal, was $21.08.

7.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, you are considered to be, with respect to those shares, a stockholder of record, and these proxy materials are being sent directly to you by Intermec. You may have certificates for those shares, or they may be registered in book-entry form. As the stockholder of record, you have the right to grant your voting proxy directly to our proxy holders or to vote in person at the meeting. We have enclosed (or provided electronically) a proxy card for your use.

Beneficial Owner

If your shares are held in a brokerage account or by a trustee or other nominee, you are considered to be the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction form by the broker, trustee or nominee, or an agent hired by the broker, trustee or nominee. As a beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote, and you are also invited to attend the Annual Meeting. You will be asked to show some evidence of your ownership (for example, on a brokerage statement) to be admitted to the Annual Meeting.

Because a beneficial owner is not the stockholder of record, you may not vote these shares directly at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee on how to vote your shares.

8.	How can I vote my shares in person at the Annual Meeting?

We will provide a ballot to anyone who requests one at the meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instruction form as described below so that your vote will be counted if you later decide not to attend the meeting.

9.	How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those on the proxy card or voting instruction form provided.

By Internet—Stockholders of record may submit proxies from any location in the world by following the instructions on their proxy cards. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees or nominees. Please check the voting instruction form for Internet voting availability.

By Telephone—Stockholders of record who live in the United States or Canada may submit proxies by following the instructions on their proxy cards. Most beneficial owners who live in the United States or Canada may vote by phone by calling the number specified on the voting instruction forms provided by their brokers, trustees or nominees.

By Mail—Stockholders of record may submit proxies by completing, signing and dating the enclosed proxy cards and mailing them in the accompanying pre-addressed envelopes. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the accompanying pre-addressed envelopes.

Intermec is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. (Delaware General Corporation Law, Section 212(c).) The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a Control Number, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

10.	Are the proxy statement and annual report available electronically?

This proxy statement and our 2006 Report to Stockholders (which includes our Annual Report on Form 10-K) are available on our website, at http://www.intermec.com/InvestorRelations/. Most stockholders can elect to view stockholder communications over the Internet instead of receiving paper copies in the mail. Please see the information enclosed with your proxy statement.

11.	Can I change my vote?

If you are a stockholder of record and have submitted a proxy card, you can change your vote by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote again. You may also revoke your proxy at any time before it is voted by sending a written notice of revocation or by submitting a signed proxy bearing a later date, in either case to Mellon Investor Services LLC, Attention: Proxy Processing, P.O. Box 1680, Manchester, CT 06045-9986. Mellon must receive any such revocation of proxy by 5:00 p.m., Eastern Time, on May 15, 2007, for it to be effective. If you vote by telephone or on the Internet and wish to change your vote, you should call the toll-free number or go to the Internet site, as may be applicable in the case of your earlier vote, and follow the directions for changing your vote. Mellon’s telephone and Internet voting sites will close at 11:59 p.m., Eastern Time, on May 15, 2007.

For shares held beneficially, you may change your vote by submitting new voting instructions to your broker, trustee or nominee as permitted by the voting instruction form. If you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, you can change your vote by attending the meeting and voting in person.

12.	What is the quorum required in order to conduct business at the Annual Meeting?

A majority of the shares outstanding at the record date must be present at the meeting in order to hold the meeting and conduct business. Shares are counted as “present” at the meeting if the stockholder attends the meeting or is represented at the meeting by a duly authorized proxy.

13.	What is the voting requirement to approve each of the proposals and how are votes counted?

In the election of directors, which is Proposal 1, you may vote for all of the director nominees or you may withhold your vote with respect to one or more of the director nominees. Our Certificate of Incorporation provides that directors will be elected by a majority of the votes cast at the meeting.

For Proposal 2, which is management’s proposal that stockholders express their advisory opinion as to whether they ratify the appointment of our independent auditors, Deloitte & Touche LLP, you may vote for or against Proposal 2, or you may abstain. Our Certificate of Incorporation provides that approval of Proposal 2 requires the affirmative vote of a majority of the votes cast at the meeting. An abstention has the same effect as a vote against the proposal.

If you provide specific instructions (mark boxes) with regard to certain proposals, your shares will be voted as you instruct. If you sign and return your proxy card or voting instruction form without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (i.e., FOR all of the Board’s nominees and FOR the management proposal). The proxy holders will vote in their discretion on any other matters that properly come before the meeting.

If you are a stockholder of record and do not return your proxy card, your shares will not be voted. However, if you hold shares beneficially in street name, the result will be different. If you do not return the voting instruction form, your broker, trustee or nominee may vote your shares in certain circumstances and on certain proposals. The NYSE rules of the permit brokers to vote their clients’ shares in their own discretion on the election of directors if their clients have not given instructions as to how they want their shares voted. The NYSE also considers proposals such as Proposal 2 to be routine and would permit brokers to vote on Proposal 2 in their discretion if they have not received instructions from their clients. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the meeting, but are not considered “present” for purposes of voting on non-discretionary matters.

14.	What happens if additional matters are presented at the Annual Meeting?

Other than the two proposals described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Larry D. Brady, Lanny H. Michael and Janis L. Harwell, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our director nominees is not available as a candidate for re-election as a director, the proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

15.	Who will count the votes?

Mellon Investor Services LLC, our transfer agent, will act as inspector of elections and tabulate the votes cast at the meeting.

16.	What does it mean if I receive more than one set of voting materials?

It means you have multiple accounts with the transfer agent and/or with brokers and banks. Please complete, sign, date and return each Intermec proxy card and voting instruction form you receive.

17.	We used to get multiple copies of these materials, but now we only get one. Why?

If you and others at your mailing address hold stock through a bank, broker or other institution, you were probably notified that your household would start receiving only one annual report and proxy statement for each company whose stock you hold that way. This practice is known as “householding.” Its purpose is to reduce the volume of duplicate information you receive and to reduce associated printing and postage costs. If you received such a notice, unless you responded that you did not want to participate in householding, your household will receive a single copy of the proxy statement and annual report, accompanied by separate voting instruction forms for each shareholder. If you want to receive multiple household copies in the future, please contact the bank, broker or other institution through which you hold your shares.

18.	Who will pay the costs of soliciting votes for the Annual Meeting?

Intermec is making this solicitation and will pay the entire cost of preparing, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies may be made in person, by telephone or by electronic communication by our directors, officers and other employees, who will not receive any additional compensation for such activities. We have retained MacKenzie Partners, Inc. to assist us in the distribution of proxy materials and the solicitation of votes. We will pay MacKenzie Partners a fee of $10,000 plus customary costs and expenses for these services. We will also reimburse brokerage firms, banks, and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy and solicitation materials to the beneficial owners of our common stock.

19.	Where can I find the voting results of the Annual Meeting?

We expect to announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2007. You can access that Form 10-Q, and all of our other reports filed with the SEC, at our website, http://www.intermec.com/InvestorRelations/, or at the SEC’s website, www.sec.gov.

20.	Is a list of stockholders entitled to vote at the Annual Meeting available?

The list of stockholders of record as of the record date will be available at the Annual Meeting. It will also be available ten days prior to the Annual Meeting, between the hours of 9 a.m. and 4 p.m., Pacific Time, Monday through Friday at the offices of the Corporate Secretary, 6001 36th Avenue West, Everett, Washington, 98203-1264. Any stockholder of Intermec common stock may examine the list for any purpose germane to the Annual Meeting.

21.	What is the deadline to propose actions for consideration at next year’s Annual Meeting?

There are two different procedures by which stockholders may submit proposals for action at our annual meetings. The first procedure is provided by the SEC’s rules and the second by our By-Laws.

SEC Rule 14a-8 permits stockholders to submit proposals they would like to have included in our proxy statement and proxy card. In order for such proposals to be considered for our 2008 Annual Meeting, our Corporate Secretary must receive them no later than December 17, 2007.

Section 2.7 of our By-Laws permits stockholders of record to propose business to be considered at an annual meeting without being included in the proxy statement and proxy card. Such business must be a proper matter for stockholder action and the stockholder proposing it must comply with the applicable notice provisions. For the 2008 Annual Meeting, notice must be delivered to our Corporate Secretary no earlier than January 18, 2008 and no later than February 17, 2008.

Proposals should be sent to our Corporate Secretary at 6001 36th Avenue West, Everett, WA 98203-1264. You may obtain a copy of the By-Law provisions regarding these requirements by writing to the Corporate Secretary at that address.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the 2007 Annual Meeting, please promptly vote your shares on the Internet, by telephone or by completing, signing and dating your enclosed proxy or voting instruction form and returning it in the enclosed envelope.

CORPORATE GOVERNANCE

Structure of the Board of Directors

Our Board of Directors (“Board”) currently has ten members. One of our current directors, Stephen E. Frank, has chosen not to stand for re-election. When the current terms of our directors expire immediately before the 2007 Annual Meeting of Stockholders, the size of the Board will be reduced to nine members. In 2006, we amended our Certificate of Incorporation to declassify our Board to provide for the annual election of all directors, and made other related amendments. Previously, the Board was divided into three classes, with each director normally elected to serve a three-year term and one full class of directors to be elected at each Annual Meeting.

The Board has three standing committees, which are the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee.

Board Independence

With the exception of Larry D. Brady, the Chairman of the Board, our Board consists of non-management directors. The Board has adopted Standards of Independence, attached to this proxy statement as Appendix A, to help determine whether any of our non-management directors has a material relationship with the Company. After considering relevant facts and circumstances, the Board determined that all of our non-management directors, Stephen E. Frank, Claire W. Gargalli, Gregory K. Hinckley, Lydia H. Kennard, Allen J. Lauer, Stephen P. Reynolds, Steven B. Sample, Oren G. Shaffer and Larry D. Yost, are independent within the meaning of SEC regulations, the NYSE standards for director independence and our Standards of Independence, and have either no relationship with the Company (other than being a director and/or stockholder) or only immaterial relationships with the Company that fell within the Standards of Independence. The Board generally considered all relationships between the Company and the directors and the other companies for which they or their applicable family members are directors or employees, including some that are not required to be disclosed in this proxy statement as related person transactions. We transact business with some of such other companies, in amounts that fall within the permissible limits of our Standards of Independence. Mr. Brady is not an independent director because he also is President and Chief Executive Officer of the Company.

Because the standing committees of the Board consist entirely of non-management directors, all members of those committees are also independent. The Board also has determined that our Audit and Compliance Committee members meet the particular SEC and NYSE requirements applicable to audit committee membership.

Availability of Information and Communications with the Board

We have established a Corporate Governance section on our website, which can be accessed at http://www.intermec.com/InvestorRelations/. The charters of the Board’s standing committees, the Corporate Governance Guidelines and the Standards of Conduct that apply to all directors, officers and other employees are posted there. We intend to disclose in the Corporate Governance section of our website any amendment to the Standards of Conduct and any waiver of the Standards related to executive officers or directors. This proxy statement and the 2006 Annual Report to Stockholders (which includes our Annual Report on Form 10-K) are also available on our website, indicated above. Stockholders may obtain free printed copies of these materials by contacting Investor Relations as follows:

Intermec, Inc.	Telephone: 425.265.2472
6001 36th Avenue West
Everett, WA 98203-1264	E-mail: invest@intermec.com

You may address written communications to the non-management directors or, if requested, the full Board of Directors, by mail or courier, in care of the Corporate Secretary at the street address above, or by e-mail to Board@intermec.com.

Our annual meeting provides an opportunity for stockholders to ask questions or otherwise communicate directly with members of our Board of Directors on matters relevant to our Company. All directors are expected to attend our annual meetings of stockholders, as stated in the Charter of the Governance and Nominating Committee. All of our directors who were then members of the Board planned to attend the 2006 Annual Meeting, but Mr. Frank was subsequently unable to do so.

Meetings of the Board and Executive Sessions

Our Board of Directors met ten times during 2006, including four meetings by telephone. Materials for our Board and committee meetings are sent in advance to the appropriate participants. If a director cannot attend a meeting, he or she generally communicates any comments or questions through the relevant chairman. All of our directors attended more than 75% of the aggregate number of Board meetings and meetings of committees of the Board on which that director served during 2006. Meetings of non-management directors were held four times in 2006, in addition to executive sessions scheduled as part of regularly scheduled Board meetings. Of the meetings of non-management directors, one was chaired by the Chair of our Board’s Compensation Committee and three were chaired by the Chair of our Governance and Nominating Committee, both of whom are non-management directors. The Board has designated the Chair of our Governance and Nominating Committee as the director to preside over the meetings of non-management directors.

Board Committees

In 2006, the Board had three standing committees: the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee. Independent directors other than committee Chairs are generally expected to serve on two committees.

The table below shows our current directors’ memberships on the committees of the Board since January 1, 2006. Mr. Frank’s term as a director and his membership on these committees will expire immediately before the 2007 Annual Meeting of Stockholders.

Director	Audit and Compliance	Compensation	Governance and Nominating
Stephen E. Frank		Member	Member
Claire W. Gargalli			Chair
Gregory K. Hinckley	Member	Member
Lydia H. Kennard		Member	Member
Allen J. Lauer	Chair
Stephen P. Reynolds	Member		Member
Steven B. Sample	Member		Member
Oren G. Shaffer	Member	Member
Larry D. Yost		Chair

Audit and Compliance Committee. The Audit and Compliance Committee (“Audit Committee”) consists of five independent directors. The current members are Mr. Lauer, Chair, Mr. Hinckley, Mr. Reynolds, Dr. Sample and Mr. Shaffer. The Board has determined that, under the rules of the SEC and the NYSE, all of the members of the Audit Committee are independent and financially literate. The Board has also determined that Mr. Hinckley and Mr. Shaffer each meet the SEC criteria for “audit committee financial expert.” The Committee’s authority and responsibilities are set forth in a charter adopted by the Board of Directors and reviewed annually. That charter is available on our website at http://www.intermec.com/InvestorRelations/.

The Audit Committee, which met 11 times in 2006 (six times by telephone), evaluates the performance of our independent auditors, who report directly to the Audit Committee, and has the responsibility to retain or to terminate the independent auditors. The Audit Committee reviews and discusses with the independent auditors and with management our annual audited consolidated financial statements and quarterly financial statements, the activities of our internal auditors, and the adequacy of our system of internal controls and procedures. The Audit Committee pre-approves fees paid to our independent auditors for their annual audit and reviews, and pre-approves non-audit services to be provided by such auditors as required by our policy. The Audit Committee reviews with management and discusses proposed earnings releases and information to be provided to financial analysts and securities rating agencies.

The Audit Committee reviews the implementation of and monitors compliance with our Standards of Conduct and evaluates the results of the Reportable Transactions and Conflicts of Interest Questionnaires completed by our directors, executive officers and certain employees to determine whether conflicts of interest exist or violations of corporate policy have occurred. The Audit Committee also considers other possible conflicts of interest situations brought to its attention and makes appropriate recommendations concerning these situations. The Audit Committee also oversees compliance with our Related Person Transactions Policy, as described below in “Certain Relationships and Related Party Transactions—Policies, Procedures and Practices.”

The report of the Audit Committee appears below, under the caption “Report of the Audit and Compliance Committee.”

Compensation Committee. The Compensation Committee consists of five independent directors. They are Mr. Yost, Chair, Mr. Frank, Mr. Hinckley, Ms. Kennard, and Mr. Shaffer. The Compensation Committee met seven times in 2006 (two times by telephone). The Board has determined that all of the members of the Compensation Committee are independent, outside directors within the meaning of SEC regulations, the NYSE listing standards, and the Internal Revenue Code. The Committee’s authority and responsibilities are set forth in a charter adopted by the Board of Directors and reviewed annually. That charter is available on our website at http://www.intermec.com/InvestorRelations/.

The Compensation Committee recommends to the Board policies for executive compensation and approves the remuneration of all corporate officers. It oversees the administration of the employee stock and cash incentive plans, cash bonus plans, Employee Stock Purchase Plan, and certain other compensation and retirement arrangements.

The Compensation Committee acts on elements of executive officer compensation at specified times during the year. Shortly before the end of each year, the Compensation Committee comprehensively reviews the total compensation of each executive officer and relevant peer group comparisons with the Compensation Committee’s independent, external compensation consultant. Decisions on executive officer salaries for the following year are made during the same meeting. In the first quarter of each year, the Compensation Committee determines Management Incentive Compensation Plan (“MICP”) payments for the preceding year’s program. The MICP is our annual cash bonus program for executive officers and other employees. In the same quarter, the Compensation Committee sets the performance metrics for the current year’s MICP. In the second quarter of each year, the Compensation Committee considers stock options grants and other equity incentive awards for executive officers and other employees. Before finalizing decisions on executive officer compensation, the Compensation Committee meets in executive session without management present.

The Compensation Committee has retained an independent, external compensation consultant from Hewitt Associates, LLC, a national human resources consulting firm, to advise the Committee on various aspects of executive officer compensation. The independent compensation consultant is selected by and reports directly to the Compensation Committee. The independent compensation consultant advises the Compensation Committee on the selection criteria for peer group companies and compiles peer group data and other information about market practices with respect to the mix and value of pay components and the links between pay and performance for executive officers. The independent compensation consultant also assists the Compensation Committee with the design of executive officer compensation plans. Each year, the independent compensation consultant presents to the Compensation Committee a total compensation analysis for each executive officer. This is the Compensation Committee’s frame of reference for the executive officer compensation decisions it will make in the following year. During the year, the Compensation Committee may call on the independent compensation consultant for additional advice or to address special topics.

Our management, principally our Chief Executive Officer (“CEO”), works closely with the Compensation Committee to identify opportunities to improve the alignment of our executive officer compensation programs with peer group companies. For a description of the delegation of authority made to our CEO to make certain equity grants to non-executive officer employees, see “Compensation Discussion and Analysis—Equity Granting Practices,” below. Our internal compensation personnel work with the Compensation Committee’s independent compensation consultant as needed to prepare materials for the Compensation Committee and to ensure that our executive officer compensation programs are aligned with the compensation philosophy and decisions of the Compensation Committee. Our management has retained independent, external compensation consultants from Mercer Human Resource Consulting, a national human resources consulting firm, for particular projects related to employee compensation and benefit programs, including programs that cover executive officers. Management’s independent compensation consultants may make presentations or provide information to the Compensation Committee at its request or at the request of management.

The report of the Compensation Committee appears below, under the caption “Report of the Compensation Committee.”

Governance and Nominating Committee. The Governance and Nominating Committee (“Governance Committee”) consists of five independent directors. They are Claire W. Gargalli, Chair, Stephen E. Frank, Lydia H. Kennard, Stephen P. Reynolds and Steven B. Sample. The Governance Committee met three times in 2006 (none by telephone). The Board has determined that, under the corporate governance rules of the NYSE, all of the members of the Governance Committee are independent. The Committee’s authority and responsibilities are set forth in a charter adopted by the Board of Directors and reviewed annually. That charter is available on our website at http://www.intermec.com/InvestorRelations/.

The Governance Committee reviews and recommends to the Board practices and procedures relating to corporate governance, including the evaluation and recommendation of criteria for membership on the Board and the composition and structure of the Board and its committees. The Governance Committee also reviews succession plans related to the Chief Executive Officer and recommends to the Board the compensation of directors for Board and committee service each year.

The Governance Committee evaluates the size of the Board and considers the qualifications of persons recommended for election to fill vacancies that may occur in the Board from time to time. The Governance Committee also evaluates the qualifications of persons recommended by the stockholders for election to the Board, as disclosed below under “Consideration of Director Nominees.”

Consideration of Director Nominees

The Governance Committee annually assesses the size, composition and needs of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise occur, the Governance Committee consults with the full Board. The Board may decide either to fill the vacancy or to reduce the size of the Board to eliminate the vacancy. The Board may retain a professional search firm to assist with the identification and evaluation of candidates to fill any vacancy.

Annex A of the Charter of the Governance Committee (attached as Appendix B to this Proxy Statement) states the general criteria that apply to candidates recommended by the Committee for nomination to the Board.

In addition, the Governance Committee considers specific qualities needed to fill specific vacancies, such as financial expertise and literacy for potential members of the Audit Committee, and other characteristics desired to achieve a balance of knowledge, experience and capability on the Board.

The Governance Committee will consider candidates recommended by stockholders if they meet the criteria referred to above. Recommendations may be sent to the Committee in care of the Corporate Secretary at the address set out on the first page of this proxy statement. They must include the following:

•	the candidate’s name and address;

•	a brief biographical statement of the candidate, including his or her occupation for at least the last five years, and a description of his or her qualifications for Board membership; and

•	the candidate’s signed consent to be named in the proxy statement and to serve as a director if elected.

Any stockholder recommendation of a candidate for election at the 2008 Annual Meeting must be received no later than December 17, 2007, in order for the Governance Committee to consider it.

Section 2.7 of our By-Laws establishes an alternative procedure for stockholders of record to nominate persons for election to our Board at an annual meeting. The By-Laws do not provide for such nominations to be included in our proxy statement and proxy card. A stockholder who intends to make a nomination at the annual meeting must give timely notice in writing to the Corporate Secretary. For nominations to be made at the 2008 Annual Meeting, notice must be delivered to the Corporate Secretary at the address set out on the first page of this proxy statement no earlier than January 18, 2008, and no later than February 17, 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Directors who were members of our Compensation Committee in 2006 are Mr. Frank, Mr. Hinckley, Ms. Kennard, Mr. Shaffer and Mr. Yost. During 2006, there were no compensation committee interlocks or other relationships to be reported under this item.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation for each of the Company’s non-employee directors during 2006. Mr. Brady, as Chairman of the Board, is the only director who is also an employee of the Company. However, Mr. Brady is not paid any fee or other remuneration for his service as a member of the Board. Mr. Brady’s compensation is disclosed in the “Executive Compensation” section of this proxy statement, below.

Non-management director compensation is designed to match the Company’s goals and objectives for such compensation. Therefore, the compensation for each director consists of: retainers in stock; meeting fees in cash, stock or deferred stock; and stock options. We believe that this mix of compensation aligns director interests with the short and long-term goals of the Company and its shareholders.

2006 Director Compensation Table

Name(a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	All Other Compensation ($) (e)	Total ($)
Stephen E. Frank	$32,000	$30,000	$168,300	$245	$230,545
Claire W. Gargalli	27,000	38,000	168,300	310	233,610
Gregory K. Hinckley	45,000	30,000	167,775	245	243,020
Lydia H. Kennard	39,000	30,000	168,300	245	237,545
Allen J. Lauer	36,000	40,000	168,300	712	245,012
Stephen P. Reynolds	42,000	30,000	168,300	245	240,545
Steven B. Sample	38,000	30,000	168,300	245	236,545
Oren G. Shaffer	48,000	30,000	184,016	696	262,712
Larry D. Yost	35,000	38,000	168,300	666	241,966

(a)	This table reflects the compensation paid to non-management directors for their services in 2006. The structure and terms of director compensation are described more fully in the narrative disclosure following this table, including a description of the 2002 Director Stock Option and Fee Plan (the “2002 Director Plan”). Because there are no Non-Equity Incentive Plan Compensation awards or Change in Pension Value and Nonqualified Deferred Compensation Earnings to be reported, the columns applicable to those forms of compensation have been omitted from the 2006 Director Compensation Table.

(b)	Represents the total amount of meeting fees for 2006, which are denominated in cash and payable in cash or, at the election of the director, may be paid in the form of shares, or may be deferred in a deferred cash account or a deferred shares account. Three of our directors elected to receive their meeting fees in the form of deferred shares: Mr. Lauer, Mr. Shaffer and Mr. Yost. The following table sets forth the number of deferred shares each received, by quarter. Fractional shares are settled in cash. The “Grant Date Fair Value” is the cash-denominated amount of meeting fees due. The average market price of Intermec common stock for each quarter of 2006 is set forth in note (e), below.

Name	Period	Deferred Shares	“Grant Date Fair Value”($)
Mr. Lauer	1st quarter 2006	299.8249	$10,000
	2nd quarter 2006	273.0727	7,000
	3rd quarter 2006	265.8898	7,000
	4th quarter 2006	509.9591	12,000
Mr. Shaffer	1st quarter 2006	449.7374	15,000
	2nd quarter 2006	390.1038	10,000
	3rd quarter 2006	341.8583	9,000
	4th quarter 2006	594.9523	14,000

Name	Period	Deferred Shares	“Grant Date Fair Value”($)
Mr. Yost	1st quarter 2006	269.8424	9,000
	2nd quarter 2006	273.0727	7,000
	3rd quarter 2006	303.8740	8,000
	4th quarter 2006	467.4625	11,000

(c)	This amount represents the compensation expense recognized by the Company during the year ended December 31, 2006, in accordance with the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-based Payment (“FAS 123R”), with respect to retainers paid to non-management directors in 2006. These retainers are required to be paid in the form of shares or deferred shares, in accordance with the 2002 Director Plan and any election made by each non-management director, respectively. The number of shares is calculated quarterly, by dividing the amount of the retainer by the average market price of Intermec common stock for the applicable quarter. Refer to Note F, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 21, 2007, for the relevant assumptions used to determine the FAS 123R fair value of our stock and option awards.

The following table sets forth for each non-management director the number of shares or deferred shares to be issued in lieu of cash payments of the amounts set forth in column (c) above, and the grant date fair value of such shares computed in accordance with FAS 123R except with regard to potential forfeitures. Ms. Gargalli and Mr. Yost each receive a retainer of $8,000 for their services as Chair of the Governance and Nominating Committee and of the Compensation Committee, respectively; Mr. Lauer receives a retainer of $10,000 for his services as Chair of the Audit and Compliance Committee. The following table details these Chair retainers individually. The directors electing payment in the form of deferred shares of our common stock were Mr. Frank, Ms. Gargalli, Mr. Lauer, Dr. Sample, Mr. Shaffer and Mr. Yost. The directors electing payment in the form of shares of our common stock were Mr. Hinckley, Ms. Kennard and Mr. Reynolds. Fractional shares are paid or settled in cash. The average market price of Intermec common stock for each quarter of 2006 is set forth in note (e), below.

Name	Period	Shares or Deferred Shares	“Grant Date Fair Value” ($)
Each director, including Ms. Gargalli, Mr. Yost and Mr. Lauer	1st quarter 2006	224.8687	$7,500
	2nd quarter 2006	292.5779	7,500
	3rd quarter 2006	284.8819	7,500
	4th quarter 2006	318.7244	7,500
Ms. Gargalli and Mr. Yost	1st quarter 2006	59.9650	2,000
	2nd quarter 2006	78.0208	2,000
	3rd quarter 2006	75.9685	2,000
	4th quarter 2006	84.9932	2,000
Mr. Lauer	1st quarter 2006	74.9562	2,500
	2nd quarter 2006	97.5259	2,500
	3rd quarter 2006	94.9606	2,500
	4th quarter 2006	106.2415	2,500

(d)	This amount represents the compensation expense that we recognized during the year ended December 31, 2006, in accordance with the provisions of FAS 123R with respect to stock options granted in 2006 and prior years. The exercise price of each option is the fair market value on the date of grant, which pursuant to the 2002 Director Plan is the average of the high and low prices per share of common stock as reported on the NYSE on that date.

The following table sets forth for each non-management director the aggregate number of stock options outstanding as of December 31, 2006.

	Option Awards Outstanding as of 12/31/2006
Name		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
	Grant date	Exercisable
Mr. Frank	10/31/1997	25,000	$17.5563	(i)
	05/10/1999	2,500	14.5313	(i)
	05/12/2000	2,500	13.0313	(i)
	05/09/2001	2,500	3.5500	(i)
	05/08/2002	2,500	7.6450	(i)
	05/09/2003	2,500	7.9150	(i)
	05/07/2004	2,500	17.2950	(i)
	01/03/2005	10,000	24.6350	(i)
	01/03/2006	10,000	33.9550	01/03/2016
Ms. Gargalli	09/23/1998	25,000	16.2813	(i)
	05/10/1999	2,500	14.5313	(i)
	05/12/2000	2,500	13.0313	(i)
	05/09/2001	2,500	3.5500	(i)
	05/08/2002	2,500	7.6450	(i)
	07/01/2002	10,000	6.2850	07/01/2007
	10/01/2002	10,000	5.0150	10/01/2007
	01/01/2003	8,000	6.2850	01/01/2008
	05/09/2003	2,500	7.9150	(i)
	05/07/2004	2,500	17.2950	(i)
	01/03/2005	10,000	24.6350	(i)
	01/03/2006	10,000	33.9550	01/03/2016
Mr. Hinckley	07/22/2004	25,000	17.8000	(i)
	01/03/2005	2,500	24.6350	(i)
	01/03/2006	10,000	33.9550	01/03/2016
Ms. Kennard	05/08/2003	25,000	7.7200	(i)
	05/07/2004	2,500	17.2950	(i)
	01/03/2005	10,000	24.6350	(i)
	01/03/2006	10,000	33.9550	01/03/2016
Mr. Lauer	02/07/2003	25,000	5.2600	(i)
	05/09/2003	2,500	7.9150	(i)
	05/07/2004	2,500	17.2950	(i)
	01/03/2005	10,000	24.6350	(i)
	01/03/2006	10,000	33.9550	01/03/2016
Mr. Reynolds	01/03/2005	10,000	24.6350	(i)
	01/03/2006	10,000	33.9550	01/03/2016
Dr. Sample	10/31/1997	25,000	17.5563	(i)
	05/10/1999	2,500	14.5313	(i)
	05/12/2000	2,500	13.0313	(i)
	05/09/2001	2,500	3.5500	(i)
	05/08/2002	2,500	7.6450	(i)
	05/09/2003	2,500	7.9150	(i)
	05/07/2004	2,500	17.2950	(i)

	Option Awards Outstanding as of 12/31/2006
Name		Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
	Grant date	Exercisable
	01/03/2005	10,000	24.6350	(i)
	01/03/2006	10,000	33.9550	01/03/2016
Mr. Shaffer	09/08/2005	3,151	33.2870	(i)
	01/03/2006	10,000	33.9550	01/03/2016
Mr. Yost	05/07/2002	25,000	7.3750	(i)
	05/09/2003	2,500	7.9150	(i)
	05/07/2004	2,500	17.2950	(i)
	01/03/2005	10,000	24.6350	(i)
	01/03/2006	10,000	33.9550	01/03/2016

(i)	Beginning in January 2006, all options granted to directors have an expiration date on the tenth anniversary of the date of grant. For the years 2002 through 2005, the 2002 Director Plan allowed directors to elect to receive quarterly meeting fees in the form of options to purchase our common stock. Options granted in 2002 pursuant to this provision expire on the fifth anniversary of the date of grant. Otherwise, for options granted before 2006, the expiration date of such options is the third anniversary after the director resigns or retires from our Board of Directors.

(e)	We calculate the number of shares or deferred shares issued to directors in lieu of cash-denominated retainers and meeting fees using the average market price of Intermec common stock for the applicable quarter, which may be less than the closing price of our common stock on the last business day of the quarter. The amounts in this column represent (i) the positive difference, if any, between (A) the closing market price of Intermec common stock on the last business day of each fiscal quarter of 2006, and (B) the average market price of Intermec common stock for each fiscal quarter of 2006, (ii) multiplied by the number of shares or deferred shares issued to each non-management director in payment of his or her retainer and meeting fees (if applicable) in that quarter. The following table sets forth the calculation of the value represented by (i) in the preceding sentence.

	Closing price on the last business day of the quarter($)	Average market price for the quarter($)	Positive difference, if any($)
1st quarter 2006	$30.51	$33.3528	—
2nd quarter 2006	22.94	25.6342	—
3rd quarter 2006	26.36	26.3267	$0.0333
4th quarter 2006	24.27	23.5313	0.7387

In addition, the following directors made donations in 2006, in the amounts shown, to tax exempt educational institutions for which The Intermec Foundation has made or will make a matching donation in 2006 or 2007, at no cost or expense to the Company.

Mr. Frank—$25,000

Ms. Gargalli—$25,000

Mr. Hinckley—$15,000

Ms. Kennard—$8,500

Dr. Sample—$25,000

Mr. Yost—$5,000

Director Compensation Program

Our non-management directors are compensated under the 2002 Director Stock Option and Fee Plan (the “2002 Director Plan”), which was approved by our stockholders at the 2002 Annual Meeting. The 2002 Director Plan authorized Intermec to issue as compensation 500,000 shares of common stock, plus 245,000 shares of common stock that remained available under the 1997 Director Stock Option and Fee Plan. The number of shares issuable under the 2002 Director Plan is subject to adjustment for certain events affecting our capitalization. The 2002 Director Plan, as amended effective January 1, 2007, is listed as an exhibit to our Annual Report on Form 10-K for 2006.

Under the 2002 Director Plan, non-management directors receive an annual retainer for Board service and each director who serves as Chair of a Board committee receives an additional annual retainer. The Governance and Nominating Committee (“Governance Committee”) determines the amount of those retainers and whether they will be paid wholly or partially in shares of common stock rather than cash. In 2006, the annual retainer for Board service was maintained at $30,000. The annual retainer for service as Chair of the Audit and Compliance Committee was increased to $10,000 and the annual retainer for the Chairs of the Compensation Committee and the Governance Committee was increased to $8,000, in all cases to be paid in common stock. These shares are issued to the directors quarterly, valued at the average market price of the common stock for the preceding quarter. Directors may elect to defer all or a portion of their retainers to a deferred stock account.

The Governance Committee also determines the amount of meeting attendance fees. In 2006, the meeting attendance fees were the same as in 2005: non-management directors received an attendance fee of $2,000 for each meeting of the Board and for each physical meeting of a committee of the Board that the director attended, and an attendance fee of $1,000 for each telephonic meeting of a committee of the Board in which the director participated, for committees on which the director served. Directors could elect to receive attendance fees in shares of common stock, in cash, or in a combination of both, and could choose to defer receipt until after leaving the Board. The shares for meeting attendance fees are issued quarterly to the directors who elect that form of payment, valued at the average market price of the common stock for the preceding quarter.

Each director’s deferred stock account is a bookkeeping account credited with share units (also called “phantom stock”) representing shares of common stock. Cash credited to a director’s cash account accrues interest at a rate equal to the prime rate. Credits to the deferred stock and cash accounts are made on the first business day following the end of each quarter. A director’s stock account is credited with the number of shares of common stock paid in lieu of cash fees that are the subject of a deferral election. If the Company paid regular cash dividends on the common stock, the directors’ stock accounts would be credited with additional share units based on the fair market value of the common stock on the dividend payment date. Transfers between the stock account and the cash account are not permitted. Payment of deferred amounts begins in the January following the year in which a director leaves the Board. Directors may elect in advance to receive deferred amounts as a lump sum or in two to fifteen substantially equal annual installments.

Beginning in 2005, on the first business day following January 1 of each year, each non-management director automatically receives a grant of an option to purchase 10,000 shares of common stock at the fair market value on the date of grant. (Any director who joined the Board at any subsequent time of the year received a pro-rata portion of the annual grant, based upon the length of his or her Board service that year.) All options granted in 2006 under the 2002 Director Plan became fully exercisable on the date of grant. However, beginning in 2007, the annual grant vests and becomes exercisable in four equal installments at the beginning of each fiscal quarter, beginning with the date of grant. If a director resigns from the Board, then all unvested options held by such director are forfeited. If a director dies or becomes permanently disabled while serving on the Board, or if the director retires pursuant to the policy for mandatory retirement of directors, then all unvested options held by such director become exercisable in full. In addition, if a Change of Control of the Company (as defined in the 2002 Director Plan) occurs, then all options granted under the 2002 Director Plan become fully exercisable.

Beginning in 2006, annual options granted to directors have a fixed term of ten years, which term is not affected by the retirement or other departure of a director from the Board. Options granted before that date, if vested, remained exercisable until three years following the first to occur of (a) the retirement or resignation of the director from the Board (or the director’s failure to be reelected to the Board), (b) the total and permanent disability of the director or (c) the death of the director. In connection with the Board’s adoption of the 2002 Director Plan, in 2002 the Board offered directors the opportunity elect to receive payment of meeting attendance fees in the form of stock options; these options vested upon grant and remained exercisable until five years after the date of grant.

Our non-management directors are compensated only under the 2002 Director Plan and do not participate in any Intermec pension or other benefit plans. We pay or reimburse directors for lodging, travel and other expenses incurred for the purpose of attending meetings of the Board and its committees. At no cost to Intermec, our non-management directors are eligible to obtain matching contributions to schools and educational institutions from The Intermec Foundation, of up to $25,000. See “The Intermec Foundation,” following the “2006 Summary Compensation Table,” below.

Director Ownership Guidelines.

In July 2004, the Compensation, Governance and Nominating Committee (which was the predecessor to the current Compensation Committee and the current Governance Committee) adopted stock ownership guidelines for non-management directors. The guidelines suggest that those directors retain from the compensation paid to them by us a total of our common stock and derivatives of our common stock equal in value (calculated at the current market price) to five times the current annual retainer fee under the 2002 Director Plan, or $150,000. The guidelines also suggest that a new director should accumulate this amount within five years from the commencement of service on the Board.

PROPOSAL 1.

ELECTION OF DIRECTORS

The Board of Directors, pursuant to Intermec’s By-Laws, has determined that the number of directors will be set at nine upon the expiration of the terms of our current directors, immediately before the 2007 Annual Meeting. Stephen E. Frank is not a nominee for election and his term as a director will expire immediately before the 2007 Annual Meeting. Beginning in 2007, each director is subject to election at each Annual Meeting. Our Certificate of Incorporation provides that the directors will be elected by a majority of the votes cast at the meeting. Our Board of Directors has a policy of mandatory retirement from the Board at the annual meeting following a director’s 72nd birthday.

The following information provides the age, business experience and Board committee membership as of April 2, 2007, of the nominees for election. All nominees have consented to being named as such in this proxy statement and have agreed to serve if elected. If, as a result of circumstances not presently known, any of such nominees declines or is unable to serve as a director, proxies will be voted for the election of such other person as the Board of Directors may select, or the number of authorized directors may be reduced.

RECOMMENDATION

The Board of Directors unanimously recommends that you vote FOR the re-election of each of the following nominees:

LARRY D. BRADY, age 64. Mr. Brady is Chairman, Chief Executive Officer, and President of Intermec. He joined Intermec as President and Chief Operating Officer in July 1999, became Chief Executive Officer in September 2000, and was elected to the additional office of Chairman of the Board in August 2001. Mr. Brady has been a director since September 1999. In March 2007, we announced that Mr. Brady plans to retire from his position as the Company’s CEO following the Board of Director’s identification of his successor. Mr. Brady previously served as President of FMC Corporation, a producer of chemicals and machinery for the agricultural, industrial and government markets. He joined FMC in 1978 and held a variety of positions with that company. He was elected a Vice President of FMC in 1984, an Executive Vice President and a director in 1989, and President in 1993. Mr. Brady is a director of Baker Hughes Incorporated and Pactiv Corporation. He also serves as a member of the Advisory Board of Northwestern University’s Kellogg School of Management.

CLAIRE W. GARGALLI, age 64. Ms. Gargalli is the retired Vice Chairman of Diversified Search Companies, executive search consultants, having served in that position from 1990 until her retirement in 1998. She has been a director of Intermec since 1998 and is Chair of the Governance and Nominating Committee. Ms. Gargalli is a director of Praxair, Inc., Baker Hughes Incorporated and Virginia National Bank. She is an emeritus trustee of Carnegie Mellon University and of Middlebury College.

GREGORY K. HINCKLEY, age 60. Mr. Hinckley is President and director of Mentor Graphics Corporation, a provider of electronic design automation software and systems, and has served in that capacity since 1999. He joined Mentor Graphics as Executive Vice President, Chief Operating Officer and Chief Financial Officer in 1997. Prior thereto, he served as Chief Financial Officer of two other publicly traded companies. He joined the Board of Intermec in 2004, and is a member of the Audit and Compliance Committee and the Compensation Committee. He also serves on the boards of Amkor Technology, Inc., Arc Soft Inc. and the Portland Opera.

LYDIA H. KENNARD, age 52. From 1999 to 2003 and again from October 2005 through January 2007, Ms. Kennard served as Executive Director of Los Angeles World Airports, a system of airports comprising Los Angeles International, Ontario International, Palmdale Regional and Van Nuys General Aviation Airports. She is

currently a Special Advisor to the Los Angeles Board of Airport Commissioners. She served as Deputy Executive for Design and Construction for Los Angeles World Airports from 1994 to 1999. She has been a director of Intermec since 2003, and is a member of the Compensation Committee and the Governance and Nominating Committee. Ms. Kennard is a director of AMB Property Corporation, IndyMac Bank, the UniHealth Foundation, the California Air Resources Board and a trustee for the University of Southern California.

ALLEN J. LAUER, age 69. Mr. Lauer is Chairman of the Board of Varian, Inc., a supplier of scientific instruments and vacuum technologies, and has served in that capacity since 2002. He served as Chief Executive Officer of Varian from 1999 until his retirement from that position on December 31, 2003, and as President from 1999 until 2002. Prior thereto, he was Executive Vice President of Varian Associates, Inc., from which the capital stock of Varian, Inc. was distributed to shareholders in 1999. He has been a director of Intermec since 2003, and is Chair of the Audit and Compliance Committee. He is also a director of Immunicon Corporation.

STEPHEN P. REYNOLDS, age 59. Mr. Reynolds is Chairman of the Board, President and Chief Executive Officer of Puget Energy, Inc. and of its wholly owned utility subsidiary, Puget Sound Energy, Inc. He became Chairman of the Board in 2005, having held the positions of President and Chief Executive Officer since 2002. Prior to joining Puget Energy, Mr. Reynolds was President and Chief Executive Officer of Reynolds Energy International, an energy advisory firm, from 1997 to 2001, and prior to that was President and Chief Executive Officer of Pacific Gas Transmission Company. Mr. Reynolds has been a director of Intermec since 2005 and serves on the Audit and Compliance Committee and the Governance and Nominating Committee. He also serves on the boards of the Edison Electric Institute, the American Gas Association, the ArtsFund and the 5th Avenue Theatre, both of Seattle, the Nature Conservancy of Washington and the Washington Roundtable.

STEVEN B. SAMPLE, age 66. Dr. Sample is President of the University of Southern California and has held that position since 1991. He has been a director of Intermec since 1997, and is a member of the Audit and Compliance Committee and the Governance and Nominating Committee. From 1982 to 1991, Dr. Sample was President of the State University of New York at Buffalo. He is a director of the Wm. Wrigley Jr. Company, the Santa Catalina Island Company, the AMCAP Fund, Inc. and the American Mutual Fund, Inc. Dr. Sample is also founding Chairman of the Association of Pacific Rim Universities, a trustee of the University of Southern California and of the Regenstreif Medical Foundation, past Chairman and current member of the Association of American Universities.

OREN G. SHAFFER, age 64. Mr. Shaffer is the Retired Vice Chairman and Chief Financial Officer of Qwest Communications International Inc., where he served in that capacity from 2002 to 2007. He has been a director of Intermec since 2005, and serves on the Audit and Compliance Committee and the Compensation Committee. From 2000 to 2002, Mr. Shaffer was President and Chief Operating Officer of Sorrento Networks, which develops intelligent optical networking solutions for telecommunications applications. He also serves on the boards of the Singapore Equity Fund and the Japan Fund.

LARRY D. YOST, age 69. Mr. Yost is the Retired Chairman of the Board and Chief Executive Officer of ArvinMeritor, Inc., a global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. He served in those positions from 2000 to August 2004. He has been a director of Intermec since 2002, and is Chair of the Compensation Committee. From 1997 until the 2000 merger of Arvin, Inc. and Meritor Automotive, Inc., Mr. Yost was Chairman and Chief Executive Officer of Meritor, a supplier of automotive components and systems. He is a director of Kennametal, Inc., Milacron Inc. and Actuant Corporation. Mr. Yost is also a director of the Economic Club of Detroit. He serves on the executive board of the Detroit Area Boy Scouts of America and is a national trustee for the Boys & Girls Clubs of America. Mr. Yost also serves on the board of trustees of the Citizens Research Council of Michigan and the board of regents of the Milwaukee School of Engineering.

Non-Nominee Incumbent Director

The following information provides the age, business experience and Board committee membership as of April 2, 2007, of Mr. Stephen E. Frank, who is currently a director but is not a nominee for election at the 2007 Annual Meeting.

STEPHEN E. FRANK, age 65. Mr. Frank is the retired Chairman, President and Chief Executive Officer of Southern California Edison, a subsidiary of Edison International. He has been a director of Intermec since 1997, and is a member of the Compensation Committee and the Governance and Nominating Committee. Mr. Frank was President and Chief Operating Officer of Southern California Edison from 1995 to January 2000, when he assumed the position of Chairman, President and Chief Executive Officer. He retired from those positions on January 1, 2002. Prior to joining Southern California Edison in 1995, Mr. Frank was President of Florida Power and Light Company and before that was Executive Vice President and Chief Financial Officer of TRW, Inc. Mr. Frank is a director of AEGIS Insurance Services Limited, Northrop Grumman Corporation, Puget Energy, Inc. and Washington Mutual, Inc. He is a member of the Board of the Los Angeles Philharmonic Association.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the number of shares of common stock beneficially owned, directly or indirectly, by the parties that reported beneficial ownership of more than 5% of our outstanding common stock, as indicated in the applicable Schedule 13 D/G, and by each director, each executive officer named in the Summary Compensation Table included in this proxy statement (the “named executive officers”), and all of our directors and executive officers as a group, as of March 19, 2007, unless otherwise noted.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and is not necessarily indicative of beneficial ownership for any other purpose. Shares of common stock that a person has a right to acquire within 60 days of March 19, 2007, or, with respect to 5% beneficial owners, as calculated in the applicable Schedule 13 D/G, are deemed outstanding for purposes of computing the percentage ownership of that person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group, if applicable.

Beneficial Owners of More Than 5%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Unitrin, Inc.	12,657,764	(a)	20.93
One East Wacker Drive
Chicago, IL 60601

Artisan Partners Limited Partnership	7,997,135	(b)	13.40
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202

FMR Corp.	5,374,007	(c)	8.641
82 Devonshire Street
Boston, MA 02109

Wells Fargo & Co.	7,104,239	(d)	11.42
420 Montgomery Street
San Francisco, CA

GAMCO Investors, Inc.	3,232,715	(e)	5.40
One Corporation Center
Rye, NY 10580

(a)	Information presented is based on a Schedule 13D/A filed March 31, 2003, by Unitrin, Inc. (“Unitrin”) and Trinity Universal Insurance Company, Unitrin’s wholly-owned subsidiary. According to the Schedule 13D/A, as of March 28, 2003, Unitrin and Trinity Universal Insurance Company reported that they shared power to vote and dispose of these Intermec shares, which they reported as 20.24% of the outstanding shares of Intermec common stock. For a description of a transaction involving Intermec and Unitrin, see the information that appears below under the caption “Certain Relationships and Related Party Transactions—Unitrin.” The percent of class outstanding reported on the table above has been calculated as of March 19, 2007.

(b)	Information presented is based on a Schedule 13G/A filed on April 9, 2007, by Artisan Partners Limited Partnership, Artisan Investment Corporation, ZFIC, Inc., Andrew A. Zeigler, Carlene M. Ziegler and Artisan Funds, Inc. According to the Schedule 13G/A, as of March 31, 2007, Artisan Partners Limited Partnership, Artisan Investment Corporation, ZFIC, Inc., Andrew A. Zeigler and Carlene M. Ziegler reported that they each beneficially owned 7,997,135 Intermec shares, of which they shared power to vote 7,379,035 shares and to dispose of 7,997,135 shares. Artisan Funds, Inc. reported that it beneficially owned 4,206,000 Intermec shares, of which it shared power to vote and to dispose of all of these shares.

(c)	Information presented is based on a Schedule 13G/A filed on February 14, 2007, by FMR Corp. and Edward C. Johnson, III. According to the Schedule 13G/A, FMR Corp. reported that it was beneficial owner of 5,374,007 Intermec shares, of which it had sole power to vote 664,394 shares and sole power to dispose of 5,374,007 shares. Mr. Johnson reported that he beneficially owned 5,374,007 Intermec shares, of which he had sole power to dispose of 4,879,307 shares. FMR Corp. and Mr. Johnson reported that several entities under their control have the sole power to dispose of or direct the disposition of and the sole power to vote or direct the vote of all or a portion of these Intermec shares.

(d)	Information presented is based on a Schedule 13G/A, filed on March 9, 2007, by Wells Fargo & Co., Wells Capital Management Inc. and Wells Fargo Funds Management, LLC. According to the Schedule 13G/A, as of February 28, 2007, Wells Fargo & Co. reported that it beneficially owned 7,104,239 Intermec shares, of which it had sole power to vote 6,667,291 shares, shared power to vote 102 shares, had sole power to dispose of 6,978,988 shares and shared power to dispose of 1,202 shares. Wells Capital Management Inc. reported that it beneficially owned 6,767,602 Intermec shares, of which it had sole power to vote 1,376,926 shares and sole power to dispose of 6,767,602 shares. Wells Fargo Funds Management, LLC reported that it beneficially owned 5,287,697 Intermec shares, of which it had sole power to vote 5,287,697 shares and sole power to dispose of 118,308 shares.

(e)	Information presented is based on a Schedule 13D, filed on March 26, 2007, by GAMCO Investors, Inc., Gabelli Funds, LLC, GAMCO Asset Management Inc., Gabelli Securities, Inc., MJG Associates, Inc., GGCP, Inc. and Mario J. Gabelli. According to the Schedule 13D, as of March 14, 2007, GAMCO Investors, Inc. reported that it beneficially owned and had sole power to vote and dispose of 13,800 Intermec shares. Gabelli Funds, LLC reported that it beneficially owned and had sole power to vote and dispose of 352,000 Intermec shares. GAMCO Asset Management Inc. reported that it beneficially owned and had sole power to vote and dispose of 2,831,915 Intermec shares. Gabelli Securities, Inc. reported that it beneficially owned and had sole power to vote and dispose of 6,000 Intermec shares. MJG Associates, Inc. reported that it beneficially owned and had sole power to vote and dispose of 29,000 Intermec shares. GGCP, Inc. and Mario J. Gabelli each reported beneficial ownership of zero Intermec shares.

Beneficial Ownership of Directors and Management

Except as otherwise indicated, and except to the extent that transfer of shares of Restricted Stock and of Restricted Stock Units is prohibited prior to the satisfaction of the terms of the award, each director and named executive officer either has sole investment and voting power with respect to the securities shown or shares investment and/or voting power with that individual’s spouse.

Directors and Officers	Amount and Nature of Beneficial Ownership		Percent of Class
Fredric B. Anderson	114,521	(a)(b)(d)(h)	*
Larry D. Brady	468,643	(a)(h)	*
Kenneth L. Cohen	203,207	(a)(b)(d)(h)	*
Stephen E. Frank	130,282	(a)(c)(h)	*
Claire W. Gargalli	106,070	(a)(c)(h)	*
Janis L. Harwell	89,557	(a)(b)(h)	*
Gregory K. Hinckley	45,552	(a)(h)	*
Lydia H. Kennard	57,803	(a)(h)	*
Allen J. Lauer	65,859	(a)(c)(e)(h)	*
Lanny H. Michael	31,475	(a)(d)(h)	*
Stephen P. Reynolds	27,311	(a)(h)	*
Steven B. Sample	85,537	(a)(c)(g)(h)	*
Oren G. Shaffer	21,551	(a)(c)(h)	*
Steven J. Winter	166,652	(a)(f)(h)	*
Larry D. Yost	79,868	(a)(c)(h)	*
All directors and executive officers (15 persons)	1,533,938,468		2.5

*	Less than 1%.

(a)	Includes the following shares of common stock subject to outstanding options that were exercisable on March 19, 2007, or become exercisable within 60 days thereafter, pursuant to stock options awarded under our plans:

Mr. Anderson—25,500	Ms. Harwell—33,000	Mr. Reynolds—25,000
Mr. Brady—147,425	Mr. Hinckley—42,500	Dr. Sample—65,000
Mr. Cohen—66,334	Ms. Kennard—52,500	Mr. Shaffer—18,151
Mr. Frank—65,000	Mr. Lauer—55,000	Mr. Winter—136,000
Ms. Gargalli—83,000	Mr. Michael—0	Mr. Yost—55,000

(b)	Includes 48,500 shares held by The Intermec Foundation (the “Foundation”). Voting and investment power with respect to these shares is exercised by the Foundation’s officers, who are elected by the directors of the Foundation. Mr. Anderson, Mr. Cohen and Ms. Harwell are the directors of the Foundation. Such individuals, by virtue of their ability to elect the officers of the Foundation, may be deemed indirectly to beneficially own such shares for certain purposes within the meaning of the SEC regulations referred to above. These shares are included only once in the total of “All directors and executive officers.”

(c)	Includes the following shares of common stock credited to the directors’ deferred accounts as bookkeeping entries under the 2002 Plan:

Mr. Frank—60,282	Mr. Sample—20,037
Ms. Gargalli—12,800	Mr. Shaffer—3,400
Mr. Lauer—9,859	Mr. Yost—20,868

(d)	Includes 31,475 shares held by the Intermec Pension Plan. Voting and investment power with respect to these shares is exercised by a committee appointed by the Board of Directors comprising Mr. Anderson, Mr. Cohen, Mr. Michael and another employee of Intermec. These shares are included only once in the total of “All directors and executive officers.”

(e)	Includes 1,000 shares held by a family trust of which Mr. Lauer is a trustee.

(f)	Includes 11,470 restricted stock units that will be paid out to Mr. Winter on May 6, 2007.

(g)	Includes 500 shares held by a family trust of which Dr. Sample is a trustee.

(h)	Includes the following shares held by our directors and executive officers pursuant to stock ownership guidelines adopted by the Board. See “Director Compensation,” above.

Board of Directors
Mr. Frank—65,282	Ms. Kennard—5,303	Dr. Sample—20,537
Ms. Gargalli—23,070	Mr. Lauer—10,859	Mr. Shaffer—3,400
Mr. Hinckley—3,052	Mr. Reynolds—2,311	Mr. Yost—24,868

Executive Officers
Mr. Anderson—13,046	Ms. Harwell—28,057
Mr. Brady—321,218	Mr. Michael—20,000
Mr. Cohen—56,898	Mr. Winter—29,182

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers, directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the SEC and the NYSE. SEC regulations also require us to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis.

Based on our review of the reports we have received and written representations that no other reports were required for 2006, we believe that all Section 16(a) reporting requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities in 2006 were satisfied in a timely fashion, except that: the Form 5 reports for Mr. Brady and Mr. Winter were one day late; and Mr. Cohen and Mr. Winter each had one amended report to correct a prior timely filed report from 2004 and 2005, respectively.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies, Procedures and Practices

In March, 2007, our Board of Directors adopted a written policy and procedure for the review and approval or ratification and disclosure of a transaction with a related person that must be disclosed under the SEC’s disclosure rule for related person transactions (Item 404(a) of Regulation S-K).

Under the Board’s policy and procedure, our directors, officers and employees are required to immediately report related person transactions to our General Counsel. Our corporate Standards of Conduct contain a similar requirement that employees and directors report any material transactions or relationships that could reasonably be expected to give rise to a conflict of interest.

Under the Board’s policy and procedure, the General Counsel is required to compile a master list of related person transactions and to circulate that list at least quarterly to our directors and officers with a request that the recipients report any related person transactions which are not on the list. The General Counsel is also required to review, at least quarterly, our accounts payable and accounts receivable data to determine whether there are any previously unreported related person transactions. The General Counsel is also required to evaluate the Company’s controls and procedures for reporting related person transactions to determine whether any changes are advisable and take the appropriate steps to implement any such changes.

In addition to the Board’s policy and procedure for identifying related person transactions, it is our practice to circulate, at least annually, conflict-of-interest questionnaires to our directors, officers and non-officer managers, which require the recipients to report related person transactions. It is also our practice to review, at least annually, related person transactions disclosed in prior years pursuant to the SEC’s disclosure rule to determine whether those transactions are continuing and to determine whether there are any new transactions involving the same related persons.

Under the Board’s policy and procedure, a related person transaction must generally be submitted to the Audit and Compliance Committee of the Board of Directors for approval before the transaction is consummated. If prior approval is not feasible, the transaction documentation must give us the right to revoke the transaction if it is not approved or ratified by the Audit and Compliance Committee at its next regular or special meeting. In deciding whether to approve or ratify a related person transaction, the Audit and Compliance Committee considers the following factors:

•	The extent of the Related Person’s interest in the related person transaction;

•	In procurement situations, our ability to obtain comparable products or services from unrelated third parties;

•	The terms of the related person transaction and the terms available to unrelated third parties in like circumstances;

•	The purpose of, and potential benefit to us of the proposed transaction;

•	The aggregate value of the related person transaction; and

•

The impact on a director’s independence in the event the Related Person is a director, an immediately family member of a director or an entity in which a director is a partner, principal shareholder or executive officer.

Under the Board’s policy and procedure, the Audit and Compliance Committee is required to review, at least annually, previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months. Based on all relevant facts and circumstances including our contractual obligations, the Audit and Compliance Committee must determine if it is in the best interests of our business and its stockholders to continue, modify or terminate the related person transaction.

The Board’s policy and procedure establishes special procedures for related person transactions that involve the General Counsel or one or more members of the Audit Committee so that actions required with respect to these transactions are performed by disinterested persons.

Prior to the Board’s adoption of its policy and procedure, it was our practice to identify related person transactions through a combination of self-reporting obligations, conflict-of-interest questionnaires and review of related party transactions previously disclosed pursuant to the SEC’s disclosure rule (Item 404(a) of Regulation S-K). Material related party transactions required the approval or ratification of our CEO, were reported at least annually to the Audit and Compliance Committee and were disclosed to the public pursuant to the SEC’s disclosure rule.

Unitrin

Unitrin, Inc. has beneficial ownership of a total of 20.93 percent of our outstanding common stock. (See Note (a) to the table entitled “Beneficial Owners of More Than 5%,” which appears above in “Security Ownership of Certain Beneficial Owners and Management.”) In 2006, our Intermec Technologies Corporation subsidiary recognized $340,254 in revenue (which included $277,972 of deferred service revenue from an earlier period) and booked $303,000 in deferred service revenue from Unitrin subsidiaries, related to the annual renewal of service contracts.

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

The Board of Directors has adopted a written charter for the Audit and Compliance Committee (the “Audit Charter”). The Audit Charter is available on the Company’s website at http://www.intermec.com/InvestorRelations/.

In accordance with the provisions of our charter, we have (i) reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2006, with management, (ii) discussed with the Company’s independent auditors, Deloitte & Touche LLP (“Deloitte”), the matters required to be discussed by Statement on Auditing Standards No. 61 (“Codification of Statements on Auditing Standards, AU § 380”), as modified or supplemented, (iii) received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” as modified or supplemented, and (iv) discussed with Deloitte its independence from the Company.

As part of our responsibilities under our charter, we reviewed with the Company’s General Counsel whether there were any legal matters that have had or are likely to have a material impact on the Company’s financial statements. We also reviewed the Company’s compliance with the Intermec Standards of Conduct.

In addition, we met with Deloitte prior to the filing of each of the Company’s quarterly reports on Form 10-Q to discuss the results of its review of the financial information included in those reports.

Management has represented to the Committee, and Deloitte has confirmed, that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

In performing our oversight function, we relied upon advice and information received in our discussions with the Company’s management, internal auditors and Deloitte. This advice and information was obtained at eleven Committee meetings held in person or telephonically during the year, during which we engaged both management and Deloitte in discussions. During four of these meetings, we met separately with the Company’s internal auditors and then with Deloitte. Based on the review and discussions referred to above, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2006, be included in the Company’s Annual Report on Form 10-K for that year.

The Audit and Compliance Committee

Allen J. Lauer, Chair

Gregory K. Hinckley

Stephen P. Reynolds

Steven B. Sample

Oren G. Shaffer

Principal Accountant Fees and Services

The aggregate fees we paid to Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu and their respective affiliates for the years ended December 31, 2006 and 2005 were as follows (amounts in thousands):

	2006	2005
Audit Fees(a)	$2,275	$2,390
Audit-Related Fees	0	0

Total Audit and Audit-Related Fees	2,275	2,390

Tax Fees(b)	572	554
Other Fees	0	0

(a)	Includes fees billed for the audit of our annual financial statements for the years ended December 31, 2006 and 2005 included in our Annual Reports on Form 10-K and for the reviews of interim financial information included in our quarterly reports on Form 10-Q.

(b)	Includes fees for review of tax returns and consultations related to tax matters for the years ended December 31, 2006 and 2005.

The Audit and Compliance Committee’s policy is that all audit and non-audit services to be performed by our independent auditor must be approved in advance. The policy permits the Audit and Compliance Committee to delegate pre-approval authority (except with respect to services related to internal controls) to one or more of its members and requires any member who pre-approves services pursuant to that authority to report the decision to the full Committee no later than its next scheduled meeting. The Audit and Compliance Committee has delegated such authority to its Chair.

PROPOSAL 2.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit and Compliance Committee has reappointed the firm of Deloitte & Touche LLP to serve as our independent auditors for 2007. Deloitte & Touche LLP has served as our independent auditors since we became a public company in 1997, is familiar with our business and operations and has offices in most of the countries in which we conduct business. In making this appointment, the Audit and Compliance Committee considered whether the provision of the services other than the services described under “Audit Fees” and “Audit-Related Fees” is compatible with maintaining the independence of Deloitte & Touche LLP, and has concluded that the provision of such services is compatible with maintaining their independence.

As a matter of good corporate governance, the Audit and Compliance Committee has determined to submit its selection of the independent auditor to our stockholders for ratification. In the event that this selection of Deloitte & Touche LLP is not ratified by a majority of the shares present or represented at the Annual Meeting and entitled to vote on the matter, the Audit and Compliance Committee will review its future selection of an independent registered public accounting firm.

Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

RECOMMENDATION

The Board of Directors unanimously recommends that you vote FOR Proposal 2.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis for fiscal year 2006 (“CD&A”) with management, consultants and advisors and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement for filing with the SEC.

The Compensation Committee

Larry D. Yost, Chair

Stephen E. Frank

Gregory K. Hinckley

Lydia H. Kennard

Oren G. Shaffer

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

Objectives of Our Executive Officer Compensation Programs

Our named executive officers included in the “2006 Summary Compensation Table,” below, are our Chief Executive Officer (“CEO”), Larry D. Brady, our Senior Vice President and Chief Financial Officer (“CFO”), Lanny H. Michael, and our Vice President, Corporate Controller, Fredric B. Anderson, who was our Acting Chief Financial Officer for part of 2006. Our named executive officers also include the three other most highly compensated executive officers for 2006: Steven J. Winter, Senior Vice President, and President and Chief Operating Officer of Intermec Technologies Corporation, our operating subsidiary; Janis L. Harwell, Senior Vice President, General Counsel and Corporate Secretary, and Kenneth L. Cohen, Vice President, Tax and Treasurer. Currently, our named executive officers constitute all of our executive officers.

Our compensation programs for the executive officers are intended to

•	attract and retain talented executives

•	reward our executives for creating shareholder value, and

•	prudently manage our executive compensation expense at a level appropriate for a company of our size, market value, and industry sector.

Our programs link executive officer compensation and incentives with individual and Company performance, in both direct and indirect ways. We use peer group benchmarking to assess each executive officer’s at-target total direct compensation relative to the 50th percentile for total direct compensation among similar technology companies. In recent years, including 2006, we have made changes in compensation and benefit plans to better align total direct compensation and practices with peer technology companies.

The Context of Our Executive Compensation Programs

History. Intermec designs, manufactures, sells and services wired and wireless automated identification and data collection (“AIDC”) products, mobile computing products, wired and wireless bar code printers, label media and radio frequency identification (“RFID”) products. Intermec is the successor of companies that were large, diversified industrial enterprises with a holding company structure consisting of a corporate headquarters and operating divisions in several different localities. In 2005, we completed the transition to a single line of business enterprise through the sale of the industrial automation divisions that were unrelated to our current business.

When these changes began, our Compensation Committee of the Board of Directors (the “Committee”) concluded that our AIDC business is more similar to the business of technology companies than industrial companies, and that our executive compensation programs should be aligned with technology firms. Previously, compensation programs and decisions had been made with reference to large peer companies with diversified lines of business, which generally resulted in a different mix of compensation elements when compared to our current peer group. The Committee concluded that our executive compensation programs should reflect the reduced scale of the new Intermec, and reflect the competitive marketplace of technology businesses similar to our continuing operations.

Industry. In selecting peer technology companies for executive compensation benchmarking purposes, the Committee found that there are too few comparable companies in the AIDC market to provide a broad sample for comparisons. Therefore the Committee included non-AIDC technology firms of similar size and scale and with similar business and financial characteristics. We and our competitors draw on the general technology labor pool outside the AIDC market, making that pool the relevant comparator labor market. After comparing our executive compensation programs to those of the peer group companies, the Committee decided in 2004 that the incentive compensation component of our programs (particularly long-term incentives) should be increased and that other compensation elements (such as supplemental executive benefits and perquisites) should be reduced.

THE COMPENSATION COMMITTEE

The Committee is responsible for establishing our executive officer compensation philosophy and related policies and practices, focused on motivating talented executives to enhance the Company’s long-term competitive advantage and sustainable profitability, thereby contributing to the value of the stockholders’ investment. The Committee sets all executive officer compensation. The Committee solicits our CEO’s assessment of the performance and compensation of the other executive officers, who are his subordinates, and solicits his assessment of his own performance and compensation. The Committee works with an independent executive compensation consultant on various aspects of executive officer compensation. For more information about the role and processes of the Committee, see “Compensation Committee” in the section entitled “Corporate Governance—Board Committees,” above.

POLICIES, PEER GROUP ANALYSIS AND COMPENSATION MIX

Policies

The Committee and management believe that our executive compensation programs and practices should be consistent with the technology industry so that we can attract and retain a qualified executive team. We believe that pay practices in the technology sector are characterized by cash and equity incentives for performance, and by flexibility and portability of benefits. We have reduced executive perquisites over time and they are not a material element of our executive compensation program.

In 2006, the Committee reviewed tally sheets for each of our executive officers, showing (i) the estimated value of each element of the executive officer’s current, long-term, deferred and post-retirement compensation, including base and incentive, cash and equity compensation and (ii) the estimated total value of the executive officer’s compensation. The Committee used the information in the tally sheets together with peer group data and information about individual contribution to assess the reasonableness of each executive officer’s total direct compensation, each element of that compensation and the mix of compensation elements. The Committee intends to continue to use information presented in this general format in its decision-making processes.

The Committee targets total direct compensation at the 50th percentile, using a technology industry peer group, for performance at target, with potential for rewards that are substantially above or below the 50th percentile, depending on performance.

The Committee does not set executive compensation solely by reference to peer group data. It also considers Company performance and individual performance in evaluating total direct compensation and officer performance, and exercises its judgment in determining appropriate compensation. The current value of past payments or awards may be taken into account, but the Committee does not have a formal policy for adjusting current compensation decisions based solely on these considerations.

The Committee applies a consistent philosophy to decisions regarding our executive compensation programs, using the following guidelines.

Competitive Impact. It is important for the Company to both control compensation costs and offer benefit programs that appeal to our target hiring pool. We would not offer programs that, relative to their cost, are not as effective in attracting our target hiring pool. Paying executives target compensation above the 50th percentile relative to peer group companies would lower returns to the stockholders, and consume resources that could be used to create competitive advantage for the Company. In view of this, our policy is to:

•

offer a total direct compensation package to executive officers that reflects the compensation practices of a group of companies which are similar to Intermec in terms of size and scale and in terms of business and financial characteristics;

•	target total direct compensation packages for executive officers at the 50th percentile of the compensation offered by peer group companies; and

•	provide health and welfare and income security benefit programs for executive officers and other employees that are appropriate to the technology industry and valued by our employees.

Performance Correlation. The Company depends on its executive officers for leadership in developing and implementing business strategies that deliver financial returns for stockholders. In view of this, it is our policy to:

•

attract and retain, in a highly competitive market, talented executive officers who can develop and implement corporate strategy, drive financial performance, and deliver value to our stockholders; and

•	create a strong correlation between executive compensation, Company business objectives, Company performance and individual performance.

Employee Motivation. We believe that our executive compensation programs should include financial incentives that encourage outstanding individual performance in the pursuit of Company success. In view of this, it is our policy to:

•	make a meaningful portion of executive officer compensation at-risk by tying it to measures of Company performance, both short-term and long-term;

•	provide incentives for executive officers to make strategic decisions that will enhance the long-term goals of the Company; and

•

conduct meaningful evaluations of executive officer performance in the achievement of Company and individual objectives, and communicate the results of those evaluations to executive officers in a timely way.

Peer Group Selection

In 2006, the Committee’s independent compensation consultant created two peer groups for the Committee’s use in evaluating executive compensation. One group consists of public companies meeting predefined selection criteria which were applied to data available in the companies’ proxy statements (the “Proxy Data Peer Group”). The second group consists of companies meeting predefined selection criteria which were applied to data available from a confidential survey (the “Survey Peer Group”). This survey is conducted by an independent, internationally recognized third party that provides compensation and benefits surveys to technology companies.

The Committee used two peer groups because neither group alone provided an adequate pool of comparable executive positions for comparison purposes. The Proxy Data Peer Group provided a significant pool of CEO and CFO data for comparison purposes. The Survey Peer Group increased the CEO and CFO pool and allowed the Committee to match our other executive officer positions with more precision.

The same selection criteria were used to select companies for the Proxy Data Peer Group and the Survey Peer Group. To be included, a company had to be in the technology industry. Each company’s annual sales had to be similar to ours, falling within a range in which Intermec’s annual revenue is the midpoint. A peer company also had to have a market capitalization and enterprise value similar to Intermec’s. Market capitalization was defined as the number of shares outstanding multiplied by the price of a share of stock. Enterprise value was defined as market capitalization plus the book value of debt less cash. The Proxy Data Peer Group includes about 25 companies and the Survey Peer Group includes about 50 companies, with some overlap.

The Committee expects to use the same peer group selection process in 2007. Because our performance and the performance of peer group companies will vary from year to year, the 2007 peer group companies may be slightly different than the 2006 peer group companies.

In late 2005, when executive salaries were determined for 2006, the Committee used a Proxy Data Peer Group (developed in the manner described above), a similar confidential compensation survey and a third, all-industry survey of executive compensation.

Total Direct Compensation Mix

The Committee combines elements of total direct compensation in approximately the same proportions as the peer group companies. Approximately one-half of the value of each executive officer’s annual compensation opportunity consists of a long-term equity incentive opportunity; the other approximate one-half consists of base salary and annual cash incentive opportunity. The annual incentive opportunity, at target performance, can be equal to a significant percentage of the executive officer’s annual compensation.

BASE SALARY AND PERQUISITES

Company and Individual Performance Factors

In establishing the base salary for each executive officer, the Committee takes into account the following factors:

•	Company performance,

•	Individual performance relative to corporate, business group and individual goals,

•	Peer group total direct compensation data,

•	The 50th percentile of total direct compensation for similar executive positions at peer group companies,

•	The executive officer’s responsibility level and objectives for the ensuing year, and

•	The executive officer’s compensation relative to the other executive officers.

Company performance is reflected in the company performance metrics the Committee uses to select our peer group companies. Individual performance is reflected in the Committee’s decision to set the officer’s base salary at, above or below the median for similar executive positions in the peer groups. Generally, the Committee targets base salary for executive officers performing “at expectation” to be at approximately the 50th percentile of compensation paid to similar officers in our peer group companies. The Committee believes that outstanding performers can be paid above median, and truly exceptional performers can be paid well above median. Those who are under-performers can be paid below median. Management uses the same approach for all Company employees.

Individual Salary Decisions

2006 Base Salaries. In November 2005 the Committee determined the base salaries for 2006 for Mr. Brady, Mr. Anderson, Mr. Winter, Ms. Harwell, and Mr. Cohen. The increase effective date for each officer is the anniversary of his or her date of hire or most recent promotion, so the increases were implemented at various dates throughout the year.

Mr. Brady, CEO. In November 2005, the Committee reviewed Mr. Brady’s performance during 2005, and concluded that his performance merited an increase in his base salary. However, in view of the Company’s divestiture of the IAS businesses, the Company accepted a proposal from Mr. Brady to decrease his base salary by $50,000 or 7.2 percent, to better align his salary with the base salary of his peers in the technology industry. Accordingly, the Committee decreased Mr. Brady’s salary from $693,000 to $643,000 effective January 1, 2006. Mr. Brady’s base annual salary for 2006 was at the 50th percentile of the compensation peer group used by the Committee in 2005.

The Committee’s decisions on the base salaries of the other executive officers are summarized below and reflect the Committee’s peer group analysis and its application of individual performance factors.

Mr. Michael, Senior Vice President and CFO. Mr. Michael joined the Company in September 2006. His base salary of $350,000 was approved by the Committee as part of a total direct compensation package agreed upon in the hiring process. The development of Mr. Michael’s compensation package, including his base salary, was consistent with the Committee’s compensation guidelines and policies, and a peer group analysis.

Mr. Anderson, Vice President and Corporate Controller. In September 2005, Mr. Anderson was asked to serve as Acting CFO, Vice President and Controller until a permanent chief financial officer was hired, at which point he would cease to be Acting CFO. In November 2005, the Committee evaluated Mr. Anderson’s performance and base salary with reference to his service as Vice President and Controller. Mr. Anderson’s base salary for 2006 was increased by $16,835, which was a combination of merit increase and a one-time adjustment to partially reflect discontinuation of a car allowance.

Mr. Winter, Senior Vice President. Mr. Winter was promoted to his current position of Chief Operating Officer and President of our Intermec Technologies subsidiary in September 2005. Mr. Winter’s base salary for 2006 was increased by $25,000, which was a combination of merit increase and a one-time adjustment to partially reflect discontinuation of a car allowance.

Ms. Harwell, Senior Vice President, General Counsel and Corporate Secretary. Ms. Harwell’s base salary for 2006 was increased by $23,000, which was a combination of merit increase and a one-time adjustment to partially reflect discontinuation of a car allowance.

Mr. Cohen, Vice President, Tax and Treasurer. Mr. Cohen’s base salary for 2006 was increased by $15,000, which was a combination of merit increase and a one-time adjustment to partially reflect discontinuation of a car allowance.

2007 Base Salaries. In November, 2006 the Committee considered base salaries for 2007 for all of our executive officers, which, in accordance with the Company’s policy, will become effective on various dates throughout 2007 on the anniversary date of the officer’s employment or the last status action such as promotion with the Company. The Committee’s decisions reflect its peer group analysis and its application of individual performance factors. The Committee can make changes before or after salary adjustments take effect.

If all of the Committee’s 2007 base salary decisions are implemented without change, the aggregate total of base salaries for all executive officers would increase by $51,540 or less than 2.5% of the total of 2006 base salaries of executive officers. Individual salary increases for the executive officers range from 0% to 8% of his or her 2006 base salary.

2006 Perquisites

As we have evolved from a larger, diversified industrial company to an AIDC technology company, we have reduced executive perquisites to the point that they are not a material component of any executive officer’s compensation. During 2006, car allowances were eliminated for each executive, coincident with his or her effective date for the 2006 base salary increase. The elimination of this program was partially offset with a one-time increase in the executive officer’s base salary for 2006, except that Mr. Brady did not receive any offsetting salary increase. An allowance for estate planning was available to executive officers in 2006. The Committee decided to eliminate this benefit at the end of the first quarter of 2007 and provided an allowance for executive officers to complete pending estate planning activities by that time.

Beginning in 1997, the Company entered into a program under which we purchased life insurance coverage on management employees, including certain of our executive officers. The program provides a death benefit to beneficiaries of covered individuals, but the covered individual and his or her beneficiaries have no other ownership or beneficial interest in or control over the policies or policy benefits. No additional employees, including executive officers, have been added to the program since 2000. The Company paid premiums in 2006 for policies under this program related to the executive officers, out of the cash value of the program.

ANNUAL CASH INCENTIVE PROGRAM

Management Incentive Compensation Plan

The 2004 Omnibus Incentive Compensation Plan , approved by stockholders at the 2004 Annual Meeting and later amended and restated (the “Omnibus Plan”), allows us to offer a cash bonus program based upon financial objectives that directly relate to our near-term financial goals and that program is our annual Management Incentive Compensation Plan (“MICP”). The participants in the MICP include the executive officers, other officers and management employees. All participants are assigned individual target opportunities for MICP payments, ranging from 20 percent to 100 percent of their annual salaries; for executive officers, the range is 50 percent to 100 percent. (Consequently, increases or decreases in a participant’s base salary affect his or her MICP opportunity.) Participants can earn from 0 percent to 150 percent of their target payout, based on the Company’s financial performance.

The MICP program performance goals for the past three years have been (1) earnings before tax from continuing operations, which has represented 70% of the overall goal, and (2) average net capital utilized as a percentage of sales, which has represented 30% of the overall goal. Net capital utilized (“NCU”) is defined as: equity plus debt and retirement obligations, less cash, cash equivalents and short-term investments. Average NCU (“ANCU”) is the average of the twelve month-end balances of NCU during the year. ANCU as a percentage of revenue is a non-GAAP measure that supplements traditional accounting measures to evaluate our effectiveness at managing capital deployed and generate liquidity as revenue fluctuates. The Committee and management believe that these are appropriate measures of performance in the operation of the business. When set, the specific annual targets are intended to be achievable if the business successfully grows consistently with its plans.

Company and Individual Performance Factors

The degree to which Company performance goals are achieved determines the extent to which the participants receive their MICP payments. Individual performance is not considered in determining MICP payments. However, apart from the MICP or the Omnibus Plan, the Committee has discretion to award a supplemental bonus payment based on individual performance factors as it deems appropriate.

2006 MICP Goals and Payouts

The 2006 MICP program target performance goals for all participants were (1) earnings before tax from continuing operations of $78.5 million, and (2) average net capital utilized as a percentage of sales of 39.5%. In

February 2007, the Committee considered the extent to which we achieved the performance goals under the 2006 MICP program and determined that the goals were achieved above the performance goal threshold but below target. All of the executive officers received a payment as determined by the formula of the MICP program, which has been reported in the “Non-Equity Incentive Plan Compensation” column of the “2006 Summary Compensation Table,” below. In accordance with his employment arrangements, Mr. Michael received an additional payment, so that the total of his two payments was $73,164; that payment is reported in the “Bonus” column in the “2006 Summary Compensation Table.”

LONG-TERM EQUITY INCENTIVE PROGRAMS

General

The long-term incentive opportunity consists of equity awards and grants made under the Company’s stockholder-approved plans. The value of the long-term incentive opportunity granted to an executive officer in any year is divided between stock options and a three-year performance-based program designed to be paid out in the form of common stock. The number of options granted is calculated by applying a Black-Scholes formula to a target value. The number of shares at performance target that may be earned under the performance share program is one-third the number of options granted.

Stock options are intended to align executives’ interests with those of stockholders, by providing an incentive to increase stock price through positive business and financial performance. The performance share opportunity provides an incentive to achieve particular business and performance metrics. In both cases, the benefit to the executive will be realized, if at all, a year or more after the time of the award. This feature encourages executive officers to pursue the Company’s long-term business strategies.

The Committee may grant additional short-, medium- or long-term equity awards to recognize increased responsibilities or special contributions, to attract new hires to the Company, to retain executives, or to recognize certain other special circumstances.

Company Performance and Individual Performance Factors

In setting the value of the long-term incentive opportunity for an executive officer and for the executive officers as a group, the Committee considers Company performance, the long-term incentive opportunities provided by our peer group companies to their executive officers and the competitiveness of our total direct compensation for executive officers relative to total direct compensation of similar officers in our peer group companies. The value set is the Committee’s subjective determination after considering these factors. The Company performance factors used by the Committee are described below in this “Compensation Discussion and Analysis—Long-Term Equity Incentive Programs” in the sections captioned “Annual Cash Incentive Program” and “Long-Term Equity Incentive Program.” The peer groups used by the Committee are described above in “Compensation Discussion and Analysis—Policies, Peer-Group Analysis and Compensation Mix.”

Annual Stock Option Grants

Stock option awards have an exercise price equal to the fair market value of the Company’s common stock on the grant date, vest over five years and expire ten years after the date of grant. The plans pursuant to which our stock options and other equity awards are made define “fair market value” as the average of the high and low prices quoted for the stock on the NYSE on the date of grant.

The stock options only have value to the recipients if the price of the Company’s stock appreciates after the options are granted. The options are granted as incentive stock options to the extent permissible under applicable Internal Revenue Code rules; the remaining options are granted as nonqualified stock options.

Long-Term Incentive Plan (Performance Share Program)

Performance share units (“PSUs”) are granted under the Long-Term Performance Share Program, which is a sub-plan of the Omnibus Plan. The primary purpose of PSUs is to provide a competitive long-term incentive program that will reward executive officers and other participants for overall success in the Company’s financial performance.

At the beginning of each three-year cycle, the Committee establishes target awards of PSUs for each participant. When established, the targets are intended to be achievable if the business successfully grows consistently with its plans. Participants can earn from 0 percent to 200 percent of their target PSUs, based on the Company’s financial performance. The Program performance period is three years, with new three-year performance period grants made annually. Participants receive payouts in the form of common stock at the end of the performance period, in an amount dependent on the degree to which the assigned targets were achieved.

The performance categories for PSUs granted for the 2004-2006 cycle, for the 2005-2007 cycle, and for the 2006-2008 cycle are (1) the Company’s planned cumulative Return on ANCU and (2) the Company’s cumulative Earnings per Share, for each three-year performance period, respectively. For the performance cycles beginning in 2005 and 2006, the calculation of cumulative Return on ANCU will be made only with reference to continuing operations of the Company for the relevant three-year performance period. Return on ANCU is calculated as “Operating profit from continuing operations” divided by ANCU. Return on ANCU is a non-GAAP measure that supplements traditional accounting measures to evaluate our financial return in a given period, relative to our ANCU.

2004-2006 Program Results. The performance categories for the 2004-2006 performance cycle were (1) Return on ANCU and (2) cumulative Earnings per Share. In February 2007, the Committee considered the extent to which we achieved the performance goals under the 2004-2006 program cycle, and determined that the goals were achieved above the performance goal threshold but below target. The executive officers participating in the 2004-2006 cycle received the number of shares determined in accordance with the PSU program formula. These included Mr. Brady, Mr. Anderson, Mr. Winter, Ms. Harwell and Mr. Cohen. The shares issued to these individuals are included in the “2006 Option Exercises and Stock Vested” table, below. The compensation expense related to these shares is included in the “Stock Awards” column of the “2006 Summary Compensation Table,” below.

2005-2007 and 2006-2008 Program Opportunities. Based on our business performance in 2005 and 2006, relative to the level of the performance goals set for the 2005-2007 performance cycle and the 2006-2008 performance cycle, we do not believe there will be a payout under these programs. In the “Outstanding Equity Awards at 2006 Fiscal Year-End” table, below, we have not indicated an estimated potential payout.

2006 Long-Term Equity Incentive Grants to Named Executive Officers

In 2006, our named executive officers received the stock option grants and the performance share unit awards for the 2006-2008 performance cycle, as set forth on the 2006 Grants of Plan-Based Awards Table, below. With the exceptions of Mr. Brady and Mr. Michael, all of these grants and awards were made on the same date. Mr. Brady’s grants and awards were made three days after the others because the Committee continued its deliberations. The strike price of Mr. Brady’s options is the same as the strike price of options granted earlier in the week to other eligible employees, and is higher than the fair market value on the date of grant. Mr. Michael’s grants and awards were made on the date he was employed by the Company and elected an officer by our Board. All of these grants are included in the “2006 Grants of Plan-Based Awards” table, and the “Outstanding Equity Awards at 2006 Fiscal Year-End” table, both below.

In addition to these grants, the Committee made a special grant of restricted stock units to Mr. Anderson in February, 2007, to recognize his service to the Company as Acting Chief Financial Officer and to provide a retention incentive. The 4,000 restricted stock units vest in three approximately equal installments, beginning on the first anniversary of the grant. Because this grant was made after December 31, 2006, it does not appear on any of the tables below.

POST-EMPLOYMENT COMPENSATION AND BENEFITS

As we implemented our plans to become a single line of business enterprise, the Committee decided to align our executive compensation programs with those of peer companies in the technology sector. At that time, our post-retirement programs were more typical of our predecessor industrial companies than technology companies. As a result, in 2006, the Committee approved amendments to our post-employment benefit plans that had the effect of freezing benefit accruals under then-current plans for most participants. The rules used to decide whether the benefit freeze applied to an executive officer were the same rules used to decide whether the benefit freeze applied to other employees.

Defined Benefit Plans

Certain of our executive officers are eligible to participate in the Intermec Pension Plan (the “IPP”), a tax-qualified defined benefit plan, and in our Restoration Plan (the “Restoration Plan”) and our Supplemental Executive Retirement Plan (the “SERP”), both nonqualified defined benefit plans. Prior to changes in the Company’s structure discussed above, these retirement plans were considered to be an appropriate part of a competitive compensation for the kind of large, diversified industrial business we were at that time. The Restoration Plan and SERP were designed to supplement the benefit provided to executives under the IPP, such that our executives were provided with a competitive retirement package and did not receive lower percentages of replacement income during retirement than other employees due to certain limitations imposed by the Internal Revenue Code on the IPP and on the Intermec Financial Security and Savings Plan (the “FSSP”), which is one of our 401(k) plans.

However, due to changes in the Company’s structure and in the competitive market place, these plans were frozen (and further accruals ceased) for most employees as of June 30, 2006. In lieu of continued benefit accruals by affected employees under the IPP, Restoration Plan and SERP, the Company established a new 401(k) plan (the “401(k) Plan”) which offers a company matching contribution greater than was available under the FSSP. Neither the freeze nor the increased matching contribution under the new 401(k) Plan applies to those employees who were already participating in the plans and whose age and years of service as of June 30, 2006, when added together, equaled or exceeded 70 (the “Rule of 70”). Those employees who satisfied the Rule of 70 and wish to accrue additional benefits under the IPP are required to make certain employee contributions to the FSSP.

Of the Company’s named executive officers, Mr. Brady, Mr. Winter and Mr. Cohen are included in the group of employees who satisfied the Rule of 70, and so continue to accrue additional benefits under the IPP, Restoration Plan and SERP. Mr. Anderson and Ms. Harwell are in the group of employees whose IPP, Restoration Plan and SERP benefits were frozen. Mr. Michael was not eligible to participate in the IPP, Restoration Plan or SERP because he joined the Company after June 30, 2006.

Further details regarding the IPP, Restoration Plan and SERP, including the estimated value of the retirement benefits for each of the Company’s named executive officers, are found in this proxy statement under the section entitled “2006 Pension Benefits,” below. The change in the actuarial pension value from 2005 to 2006 is presented in the “Change in Pension Value” column of the “2006 Summary Compensation Table,” below.

Deferred Compensation Plan

Two of our named executive officers, Mr. Anderson and Ms. Harwell, are eligible to participate in the Intermec Deferred Compensation Plan, which is intended to restore benefits not available to the executive under the Company’s 401(k) Plan due to IRS limitations imposed on that plan. Mr. Michael is not eligible until 2008.

Mr. Brady, Mr. Winter and Mr. Cohen continue to participate in certain other pension benefits under the Rule of 70 described above and may not participate in the Deferred Compensation Plan. Additional information regarding the Deferred Compensation Plan is shown under “2006 Nonqualified Deferred Compensation,” below.

Post-Termination Benefits

The Company provides change of control employment agreements to its named executive officers and also maintains severance plans to provide benefits following certain terminations of employment. The change of control employment agreements were substantially amended in 2006 and the severance plans were adopted in February 2007. The agreements established in 2006 reduced the overall package of benefits as compared with prior change of control employment agreements. The severance plans require a qualifying termination of employment. Benefits are payable under the change of control employment agreements and the severance plans are coordinated to avoid any duplication. The change of control employment agreements and the severance plans do not require us to retain the executives or to pay them any specified level of compensation or benefits, and we have certain rights to modify them without the consent of the executives.

The 2006 amendments to the change of control employment agreements and the severance plans were developed based on benchmarking data provided by Mercer Human Resources Consulting and the Committee believes the changes are competitively appropriate. In particular, these agreements and plans are competitive with those of other businesses and meet the expectations of the executives, as well as serve to diminish the distraction of personal uncertainties in periods of change. The “Potential Payments Upon Termination or Change of Control” section, below, provides additional information regarding the change of control agreements and severance plans that would provide compensation and benefits to named executive officers on termination of employment.

2007 EXECUTIVE RETENTION

In March 2007, we announced that Mr. Brady plans to retire from his position as the Company’s CEO following the Board of Director’s identification of his successor, and that the Board of Directors had retained the international search firm of Egon Zehnder International, Inc. to assist with the search.

The Committee, relying on the experience of its members and other members of the Board with leadership transitions of the kind currently facing the Company, considered the retention issues which inevitably arise during such transitions. The Committee considered the extent to which the leadership transition created significant retention risk with respect to the Company’s executive officers or other key managers and the impact which departures of such individuals could have on the Company’s operations and its transition to new leadership. The Committee concluded that a significant retention risk existed with respect to Mr. Winter, Mr. Michael and Ms. Harwell, and that the departure of one or more these executives during the leadership transition could adversely impact the Company’s operations and could complicate the Company’s leadership transition. The Committee also concluded that it was in the best interests of the Company and its shareholders to try to reduce the retention risk by putting appropriate retention arrangements in place with respect to Mr. Winter, Mr. Michael and Ms. Harwell. The Committee sought to diminish the inevitable distraction for these individuals by virtue of personal uncertainties and risks created by the impending transition of the Company’s leadership, and to encourage their full attention and dedication to the Company during that transition, and to facilitate the transition of the Company’s leadership to a new CEO. Consequently, the Committee took the following actions on March 30, 2007. These are reflected on the “Estimated Potential Incremental Payments upon Termination or Change of Control” table, below.

Mr. Winter. The Committee approved a future one-time, lump-sum cash payment of $500,000 to Mr. Winter, to encourage Mr. Winter to remain with the Company until March 1, 2008. Mr. Winter will receive this cash payment (1) if he is continuously employed by the Company during the period ending February 29, 2008 or (2) if the Company terminates him prior to March 1, 2008, unless the termination was for cause or in connection with a change of control of the Company.

Mr. Michael. The Committee modified the terms applicable to the 20,000 restricted stock units granted to Mr. Michael on September 16, 2006, when he joined the Company (the “2006 Grant”). If the Company terminates Mr. Michael prior to March 1, 2009, the 2006 Grant, which otherwise vests (i.e., becomes unrestricted) on September 11, 2011, will automatically vest on the date of termination, unless the termination was for cause or in connection with a change of control of the Company. In addition to the general retention purposes described above, this contingent acceleration feature is intended to encourage Mr. Michael to remain with the Company until at least March 1, 2009.

Ms. Harwell. The Committee modified the terms applicable to the 20,000 restricted stock units granted to Ms. Harwell on September 8, 2004, when she joined the Company (the “2004 Grant”). The Committee also approved an additional grant to Ms. Harwell of 20,000 restricted stock units with a restriction period ending on March 1, 2009 (the “2007 Grant”). If the Company terminates Ms. Harwell prior to March 1, 2009, the 2004 Grant, which otherwise vests on September 8, 2009, and the 2007 Grant will both vest automatically on the date of termination, unless the termination was for cause or in connection with a change of control of the Company. In addition to the general retention purposes described above, the Committee’s purpose was to encourage Ms. Harwell to remain with the Company until at least March 1, 2009.

In determining the details of these retention arrangements, the Committee took into account the experience of the Committee members and other members of the Board of Directors in structuring retention arrangements under the same or similar circumstances and the roles and responsibilities of the executives. The Committee also exercised its judgment about types of arrangements which were most likely to encourage these executives to remain with the Company for an appropriate period of time given the Company’s transition to new leadership.

EQUITY GRANTING PRACTICES

Our equity plans have been administered substantially as described in the following paragraphs. A review of option grants made since the Company became public in 1997 was conducted in 2006 by our internal audit department. In addition, the financial reporting impact of option grants is considered as part of our annual financial close process. Management’s review found no systematic or material errors or inconsistencies in accounting or administrative procedures related to option grants.

Purposes. Our long-term equity incentive program includes annual grants of stock options and performance-based equity awards for executive officers and other officers. Other members of management receive grants of stock options but do not receive the performance-based equity awards. Nearly all stock options grants made to employees in any year are issued on the same day of the year, which is the same day on which the grants are made by the Compensation Committee to our executive officers. Exceptions may be options and other equity awards granted upon hiring or promoting management employees, or to recognize other special circumstances. Also, restricted stock or restricted stock units may be awarded by the Compensation Committee to executive officers on an as-needed basis for new hires or when special circumstances arise.

Timing. The Committee considers and makes annual long-term equity incentive unit grants to the named executive officers at its meeting during the second quarter of the year. By practice, this meeting occurs after the release of our first quarter financial results and the filing of our SEC Report on Form 10-Q, and coincides with our annual stockholders’ meeting. This meeting also occurs during an “open trading window,” which is a period when our insider trading guidelines permit executive officers to engage in trading in Intermec securities. Newly-hired executive officers assume their new positions on the day the Board elects them to those positions. Compensation Committee members are present at the Board meeting and approve compensation for the new executive officer (including any equity unit grants) which is effective on the same day and priced at market.

At the Committee’s second quarter meeting, the Committee delegates to the CEO the authority to make grants of stock options to employees other than executive officers. The number of shares authorized for this purpose is set by the Committee, and the grant by the CEO is effective on the date of the grant to executive officers, which is the date of the Committee meeting. At this same meeting, the Committee delegates to the CEO the authority to grant stock options to employees other than executive officers, up to a specific number of shares, until the next annual meeting of shareholders. The CEO generally uses this authority to make grants of stock options to newly-hired or promoted management employees at times other than the annual stock option grants are made.

We have established a consistent practice for grants of options made by the CEO under his delegated authority. These grants must be made by the written action of the CEO, and will be made effective the 15th day of the month (or the next following trading day, if a weekend or holiday).

Strike Price. Our options are granted at an exercise price, or “strike price,” equal to the fair market value of Intermec common stock on the date of the grant. The plans pursuant to which our stock options and other equity awards are made define “fair market value” as the average of the high and low prices quoted for the stock on the New York Stock Exchange on the date of grant. We have used this approach consistently since the plans were implemented and believe that this definition is more fairly representative of the stock’s value on a given date than a price selected at a single point in time during or at the end of that trading day.

In 2006, the annual option grant to our CEO was completed at a Committee meeting three days after the awards to other participants because the Committee extended its deliberations and discussion on this grant. The Committee did not want the strike price applicable to Mr. Brady’s options to be more favorable than the strike price applicable to the other annual option grants. Therefore, the Committee determined that the strike price for Mr. Brady’s options would be the greater of the fair market value on the date of grant or on the date on which the other 2006 annual option grants were made; the latter was the greater amount.

Stock Ownership Guidelines

We adopted Executive Stock Ownership Guidelines in 2003 to ensure that our officers (including named executive officers) have a demonstrable stake in the equity of the Company and to further align the interest of the officers with the long-term interest of our stockholders. The guidelines, which have been amended and clarified from time to time, require the Chairman and CEO to retain an amount of Intermec common stock equal in value to five times his annual base salary before selling or otherwise transferring ownership of such stock. The named executive officers who are Senior Vice Presidents (Mr. Michael, Mr. Winter and Ms. Harwell) must retain an amount of Intermec common stock equal in value to three times the officer’s annual base salary. For all other named executive officers and other officers, the stock retention level is one times the officer’s annual base salary. Restricted Stock and time-based Restricted Stock Units (which have not vested) are included in the calculation to determine whether the guidelines are met, but stock options (whether vested or unvested), performance share units or other performance-based awards are not included.

TAX AND ACCOUNTING

The Committee’s policy is to provide annual incentive awards, performance share units, stock options and other compensation that are qualified and fully deductible by the Company for income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended. However, in order to maintain ongoing flexibility of the Company’s compensation programs, the Committee has reserved the right to approve incentive and other compensation that exceeds the $1 million limitation set forth in Section 162(m) and recognizes that the loss of the tax deduction may be unavoidable under these circumstances.

Although equity awards may be deductible for tax purposes by the Company, the accounting rules pursuant to APB 25 and FAS 123R require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

2006 SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the compensation for each of our named executive officers for the year 2006. Pursuant to our objectives for executive compensation, target direct compensation for our executive officers consists of approximately one-half salary and cash incentives and one-half long-term equity awards. Therefore, the information contained in the “2006 Summary Compensation Table” should be viewed together with the “2006 Grants of Plan-Based Awards” table, below, which includes target levels for annual incentive awards and long-term performance share awards, to obtain the most accurate representation of short-term and the long-term incentive compensation elements and the total compensation provided to our named executive officers.

Name and Principal Position	Year	Salary (b)($)	Bonus (c)($)	Stock Awards (d) ($)	Option Awards (e) ($)	Non-Equity Incentive Plan Compensation (f)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (g)($)	All Other Compensation (h)($)	Total ($)
Brady, Larry D	2006	$644,923		$42,866	$695,214	$133,048	$267,538	$6,100	$1,789,689
Chairman and CEO

Michael, Lanny H	2006	90,192	$60,139	32,502	24,401	13,025	0	2,154	222,413
Senior Vice President and CFO(a)

Anderson, Fredric B	2006	185,697		2,982	79,237	19,155	4,440	14,880	306,391
Vice President, Corporate Controller (a)

Winter, Steven J	2006	356,731		5,964	214,620	58,875	35,324	13,100	684,614
Senior Vice President, and President and Chief Operating Officer, Intermec Technologies Corp.

Harwell, Janis L	2006	303,192		57,752	169,666	37,529	47,992	18,050	634,181
Senior Vice President, General Counsel and Corporate Secretary

Cohen, Kenneth L	2006	217,423		3,975	103,927	22,427	106,901	6,100	460,753
Vice President, Tax and Treasurer

(a)	Mr. Michael joined the Company as an executive officer in September 2006. Mr. Anderson was acting CFO from September 2005 until September 2006.

(b)	Includes amounts deferred at the officer’s election.

(c)	Mr. Michael’s employment arrangements provide for a payment equal to the positive difference, if any, between $73,164 and the 2006 management incentive compensation bonus.

(d)	This amount represents the compensation expense recognized by the Company during the year ended December 31, 2006, in accordance with the provisions of FAS 123R with respect to stock awards granted in 2006 and prior years. Refer to Note F, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 21, 2007, for the relevant assumptions used to determine the valuation of our stock awards.

(e)	This amount represents the compensation expense recognized by the Company during the year ended December 31, 2006, in accordance with the provisions of FAS 123R with respect to stock options granted in 2006 and prior years. Refer to Note F, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 21, 2007, for the relevant assumptions used to determine the valuation of our option awards.

(f)	The amounts shown in this column constitute the Annual Incentive Awards paid to each named executive officer based on the Compensation Committee’s evaluation of each executive officer’s performance. These awards are discussed in further detail under “Compensation Discussion and Analysis—Annual Cash Incentive Program, Management Incentive Compensation Plan,” above. The estimated possible payouts for these awards are reflected on the “2006 Grants of Plan-Based Awards” table, below.

(g)	The amounts shown in this column for each of the named executive officers show the aggregate increase in the actuarial present value of the officer’s accumulated benefits under all pension plans during the year, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Information regarding these pension plans is set forth in further detail under “2006 Pension Benefits,” below.

(h)	The following table sets forth for each of the named executive officers the amounts attributable to other elements of compensation.

Name	Perquisites and Other Personal Benefits (i)	Company Contributions to Defined Contribution Plans (ii)	Other	Total
Brady, Larry D	$3,000	$3,100	(iii)(iv)	$6,100
Michael, Lanny H	0	2,154		2,154
Anderson, Fredric B	10,000	4,880	(iv)	14,880
Winter, Steven J	10,000	3,100	(iii)(iv)	13,100
Harwell, Janis L	10,000	8,050		18,050
Cohen, Kenneth L	3,000	3,100	(iii)(iv)	6,100

(i)	Represents car allowance phased out during 2006 effective on the individual’s employment anniversary date.

(ii)	Company contributions to qualified and nonqualified deferred compensation and retirement plans.

(iii)	Premiums for life insurance coverage for Mr. Brady ($17,133), Mr. Winter ($11,085) and Mr. Cohen ($7,983) were paid from the cash value of the policies, at no cost or expense to the Company, and are not included in the table above.

(iv)	Charitable donations were made by The Intermec Foundation under programs available to the employees of the Company in connection with Mr. Brady ($150,000), Mr. Anderson ($2,000), and Mr. Cohen ($11,250), at no cost or expense to the Company, and are not included in this table. See, “The Intermec Foundation,” following this table.

The Intermec Foundation

The Intermec Foundation (the “Foundation”) is a non-profit, tax-exempt charitable foundation that was formed and funded in 1993 by the Company’s former parent company, Litton Industries. At the time that the Company was spun off from Western Atlas in 1997, the Foundation’s assets were approximately $17.5 million. The Foundation currently has assets of approximately $20.5 million. The Company has never contributed any assets to the Foundation. All of the Foundation’s donations have been made and all Foundation costs have been paid using Foundation assets. The Foundation’s Board of Directors is elected annually by the Company’s Board of Directors, usually at its May meeting. The Foundation’s current directors are Mr. Anderson, Mr. Cohen and Ms. Harwell.

The Foundation makes grants to schools (kindergarten through grade 12, or “K-12”), supports a scholarship competition for children of employees, makes a matching donation to a community service organization, and makes donations to other educational institutions and community charities or projects. In one of these programs, the Foundation makes non-discretionary contributions to tax exempt K-12 schools and educational institutions by matching donations made by our employees and independent directors. The program requires the employee or director to make a minimum donation of $1,000 and provides for a Foundation match, per donation year, up to $5,000 for non-officer employees, $10,000 for operating company officers, and $25,000 for corporate officers and non-management directors. In 2006, the Foundation made the last annual donation under a program that permitted the Chief Executive Officer of the Company to designate an educational institution for such gift. This program ended in 2006, as previously planned.

2006 GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding 2006 grants of annual and long-term awards for the named e officers, including the range of estimated possible payouts under our annual Management Incentive Compensation Plan and estimated future payouts under our Long-Term Performance Share Program and the exercise price and grant date fair value of stock option. These award opportunities align executives’ interests with shareholders, by providing an incentive to increase stock price and improve the long-term financial performance of the Company.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)		Estimated Future Payouts Under Equity Incentive Plan Awards (b)		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards (c) ($/Sh)	Closing Price on Grant Date ($ / Sh)	FAS 123R Grant Date Fair Value of Equity Awards (d) ($/Sh)
		Target ($)	Maximum ($)	Target (#)	Maximum (#)
Brady, Larry D
Annual incentive	3/21/2006	$644,923	$967,385
LTIP PSU	5/19/2006			33,334	66,668						$26.45	$26.44
Option	5/19/2006							100,000	(e)	$27.25	26.45	12.30

Michael, Lanny H
Annual incentive	9/14/2006	63,134	94,701
LTIP PSU	9/14/2006			12,000	24,000						27.54
RSU	9/14/2006					20,000	(f)				27.54	27.48
Option	9/14/2006							36,000	(f)	27.48	27.54	11.46

Anderson, Fredric B
Annual incentive	3/21/2006	92,849	139,274
LTIP PSU	5/16/2006			6,667	13,334						27.14	27.25
Option	5/16/2006							20,000	(g)	27.25	27.14	12.30

Winter, Steven J
Annual incentive	3/21/2006	285,385	428,078
LTIP PSU	5/16/2006			15,000	30,000						27.14	27.25
Option	5/16/2006							45,000	(h)	27.25	27.14	12.30

Harwell, Janis L
Annual incentive	3/21/2006	181,915	272,873
LTIP PSU	5/16/2006			11,667	23,334						27.14	27.25
Option	5/16/2006							35,000	(i)	27.25	27.14	12.30

Cohen, Kenneth L
Annual incentive	3/21/2006	108,712	163,068
LTIP PSU	5/16/2006			3,333	6,666						27.14	27.25
Option	5/16/2006							10,000	(j)	27.25	27.14	12.30

(a)	Represents the target and maximum potential payouts pursuant to the Management Incentive Compensation Plan (“MICP”), which is a cash incentive plan under the Amended and Restated 2004 Omnibus Incentive Compensation Plan (the “Omnibus Plan”). The Compensation Committee established a target payment for each participant, including the named executive officers, based on a percentage of that individual’s salary, and assigned Company performance goals for 2006. Participants could earn from 0 percent to 150 percent of their target payment based on the Company’s financial performance. Because the lowest possible payment is 0, we have not indicated a threshold payout amount. MICP awards are paid in cash. The MICP is described in the “Compensation Discussion and Analysis—Annual Cash Incentive Program, Management Incentive Compensation Plan,” above.

(b)	Represents awards made under the Long-Term Performance Share program (“LTIP Program”), a sub-plan of the Omnibus Plan. The performance period under the LTIP Program is three years, and a new three-year performance period will begin annually. The Compensation Committee established target awards of Performance Share Units (“PSUs”) for each participant at the beginning of the cycle in 2006. Participants can earn from 0 percent to 200 percent of their target shares, based on the Company’s financial performance. Because the lowest possible payment is 0, we have not indicated a threshold payout amount. PSUs are payable in shares of common stock. The grant made in 2006 for the LTIP Program has a performance period from January 1, 2006 to December 31, 2008. The performance measures for the PSUs granted in the 2006-2008 period are Return on Net Capital Utilized and Earnings Per Share from Continuing Operations. The LTIP Program is described in “Compensation Discussion and Analysis—Long-Term Equity Incentive Programs, Long-Term Incentive Plan (Performance Share Program),” above.

(c)	The stock option program is described in “Compensation Discussion and Analysis—Long-Term Equity Incentive Programs, Annual Stock Option Grants,” above. The Omnibus Plan provides that the exercise price will be not less than the “Fair Market Value” on the date of grant, and defines Fair Market Value as the average of the highest and lowest sales price per share of our common stock on the NYSE for that date. We have consistently used this definition of Fair Market Value for our equity plans since 1997, and believe that it fairly represents the value of our common stock on the date of grant.

(d)	Refer to Note F, “Stock-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 21, 2007, for the relevant assumptions used to determine the FAS 123R fair value of our stock and option awards.

(e)	Mr. Brady: Stock options for 100,000 shares—3,782 shares granted as incentive stock options that become exercisable in one installment on May 19, 2011, and the remainder granted as nonqualified stock options that become exercisable in four equal installments of 20,000 shares each on May 19, 2007, May 19, 2008, May 19, 2009 and May 19, 2010, and one installment of 16,218 shares on May 19, 2011. The exercise price of Mr. Brady’s options was set at the exercise price applicable to options granted to all other eligible employees earlier the same week, which was higher than the Fair Market Value on the date of his grant.

(f)	Mr. Michael: Stock options for 36,000 shares—18,195 shares granted as incentive stock options that become exercisable in five equal installments of 3,639 shares each on September 14, 2007, September 14, 2008, September 14, 2009, September 14, 2010, and September 14, 2011, and the remainder granted as nonqualified stock options that become exercisable in five equal installments of 3,561 shares each on September 14, 2007, September 14, 2008, September 14, 2009, September 14, 2010, and September 14, 2011. Restricted Stock Units—This right to receive shares of common stock vests (i.e., the restrictions expire) (i) on the fifth anniversary of the date of grant, i.e., September 14, 2011, or (ii) on the date of termination of Mr. Michael’s employment if he is terminated before March 1, 2009, unless the termination is for cause or in connection with a change of control. See “Compensation Discussion and Analysis—2007 Executive Retention,” above.

(g)	Mr. Anderson: Stock options for 20,000 shares—7,207 shares granted as incentive stock options that become exercisable in five installments of 210 shares on May 16, 2007, 604 shares on May 16, 2008, 888 shares on May 16, 2009, 1,836 shares on May 16, 2010, and 3,669 shares on May 16, 2011, and the remainder granted as nonqualified stock options that become exercisable in five installments of 3,790 shares on May 16, 2007, 3,396 shares on May 16, 2008, 3,112 shares on May 16, 2009, 2,164 shares on May 16, 2010, and 331 shares on May 16, 2011.

(h)	Mr. Winter: Stock options for 45,000 shares—3,699 shares granted as incentive stock options that become exercisable in one installment of 3,669 shares May 16, 2011, and the remainder granted as nonqualified stock options that become exercisable in four equal installments of 9,000 shares each on May 16, 2007, May 16, 2008, and May 16, 2009, and May 16, 2010, and one installment of 5,331 shares on May 16, 2011.

(i)	Ms. Harwell: Stock options for 35,000 shares—3,669 shares granted as incentive stock options that become exercisable in one installment on May 16, 2011, and the remainder granted as nonqualified stock options that become exercisable in four equal installments of 7,000 shares each on May 16, 2007, May 16, 2008, May 16, 2009 and May 16, 2011, and one installment of 3,331 shares on May 16, 2011.

(j)	Mr. Cohen: Stock options for 10,000 shares—615 shares granted as incentive stock options that become exercisable in three installments of 205 shares on May 16, 2009, 1,469 shares on May 16, 2010, and 2,000 shares on May 16, 2011 and the remainder granted as nonqualified stock options that become exercisable in four installments of 2,000 shares on May 16, 2007, 2,000 shares on May 16, 2008, 1,795 shares on May 16, 2009, and 531 shares on May 16, 2010. Mr. Cohen’s grant includes a provision that, upon his retirement at age 65 or later, all of the stock options awarded on that day that have not already vested shall vest immediately and shall remain exercisable for three years thereafter.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

The following table sets forth information regarding the outstanding stock option awards and unvested or unearned stock awards held by the named executive officers, as of December 31, 2006. The table also shows those stock option awards and stock awards. The market value of unvested stock awards is based on the closing stock price of Intermec stock of $24.27 on December 29, 2006, the last trading day of the year. Market values are not presented for stock options. These holdings reflect the Company’s long-term incentive compensation policies, which grant stock awards and stock options based on Company performance, the quality and length of an executive’s service and the achievement of individual and Company goals.

	Option Awards (a)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (b) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (b)(c) ($)
Brady, Larry D(d)	50,000		$4.19	11/17/10
	13,559	30,000	7.38	05/07/12
	40,000	40,000	7.72	05/08/13
	24,000	36,000	17.23	05/06/14
	12,000	48,000	19.99	05/17/15
		100,000	27.25	05/19/16
									0		0
									0		0
Michael, Lanny H(e)		36,000	27.48	09/14/16
									0		0
					20,000	(f)	485,400	(f)
Anderson, Fredric B(g)	8,000	2,000	5.38	08/26/12
	3,000	2,000	7.72	05/08/13
	3,000	4,500	17.23	05/06/14
	2,500	10,000	19.99	05/17/15
		20,000	27.25	05/16/16
									0		0
									0		0
Winter, Steven J(h)	15,000		16.59	11/19/08
	10,000		17.19	02/05/09
	40,000		4.19	11/17/10
	20,000	5,000	7.38	05/07/12
	6,000	4,000	7.72	05/08/13
	10,000	15,000	17.23	05/06/14
	7,000	28,000	19.99	05/17/15
		45,000	27.25	05/16/16
									0		0
									0		0
					10,000	(i)	242,700	(i)
									1,470	(i)	35,677	(i)
Harwell, Janis L(j)	12,000	18,000	14.33	09/08/14
	7,000	28,000	19.99	05/17/15
		35,000	27.25	05/16/16
									0		0
									0		0
					20,000	(k)	485,400	(k)

	Option Awards (a)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (b) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (b)(c) ($)
Cohen, Kenneth L(l)	7,000		16.59	11/19/08
	25,000		4.19	11/17/10
	12,000	3,000	7.38	05/07/12
	4,001	2,666	7.72	05/08/13
	4,000	6,000	17.23	05/06/14
	3,000	12,000	19.99	05/17/15
		10,000	27.25	05/16/16
							0	0
							0	0

(a)	All option grants reflected above vest or vested (i.e., become exercisable) in five approximately equal increments on the first five anniversary dates following the date of grant, and expire ten years after the date of grant. The amount that vests in any one year is further divided between incentive stock options (“ISO”) and nonqualified stock options (“NQ”), to the extent permissible in accordance with federal income tax rules. For each named executive officer, the footnotes below detail the option grants not yet exercisable, including the allocation between ISOs and NQs.

(b)	Each named executive officer has received an award under the Long-Term Incentive Plan PSU Program for the 2005-2007 and 2006-2008 performance cycles, which will vest to the extent earned as of December 31, 2007 and 2008, respectively. However, Mr. Michael is a participant only in the 2006-2008 PSU Program performance cycle. Participants can earn from 0 percent to 200 percent of their target shares, based on the Company’s financial performance. The lowest possible payment is 0, and we do not currently forecast a payout for these performance cycles. The Long-Term Incentive Plan PSU Program is described in “Compensation Discussion and Analysis—Long-Term Equity Incentive Programs, Long-Term Incentive Plan (Performance Share Program),” above.

(c)	Based on the closing price of our common stock of $24.27 on December 29, 2006.

(d)	The vesting dates of Mr. Brady’s unvested option awards are further detailed on the following table. The grant made in 2005 includes a provision that, upon his retirement at age 65 or later, all of the stock options awarded on that day that have not already vested shall vest immediately and shall remain exercisable for three years thereafter.

Grant Date	Type	2007	2008	2009	2010	2011
5/7/2002	ISO	13,559
	NQ	16,441
5/8/2003	ISO	—	12,953
	NQ	20,000	7,047
5/6/2004	ISO	—	—	5,805
	NQ	12,000	12,000	6,195
5/17/2005	ISO	—	—	—	5,003
	NQ	12,000	12,000	12,000	6,997
5/19/2006	ISO	—	—	—	—	3,782
	NQ	20,000	20,000	20,000	20,000	16,218

(e)	The vesting dates of Mr. Michael’s unvested option award are further detailed on the following table.

Grant Date	Type	2007	2008	2009	2010	2011
9/14/2006	ISO	3,639	3,639	3,639	3,639	3,639
	NQ	3,561	3,561	3,561	3,561	3,561

(f)	Mr. Michael’s award of 20,000 shares of Restricted Stock Units (RSUs) granted in September 2006 was amended on March 30, 2007 so that it will vest (i) when the restriction expires on September 14, 2011, or (ii) on the date of termination of Mr. Michael’s employment if the Company terminates his employment prior to March 1, 2009, unless the termination is for cause or in connection with a change of control. See “Compensation Discussion and Analysis—2007 Executive Retention.”

(g)	The vesting dates of Mr. Anderson’s unvested option awards are further detailed on the following table.

Grant Date	Type	2007	2008	2009	2010	2011
8/26/2002	ISO	2,000
	NQ	—
5/8/2003	ISO	1,000	1,000
	NQ	—	—
5/6/2004	ISO	1,500	1,500	1,500
	NQ	—	—	—
5/17/2005	ISO	2,500	2,500	2,500	2,500
	NQ	—	—	—	—
5/16/2006	ISO	210	604	888	1,836	3,669
	NQ	3,790	3,396	3,112	2,164	331

(h)	The vesting dates of Mr. Winter’s unvested option awards are further detailed on the following table.

Grant Date	Type	2007	2008	2009	2010	2011
5/7/2002	ISO	5,000
	NQ	—
5/8/2003	ISO	2,000	2,000
	NQ	—	—
5/6/2004	ISO	2,768	4,909	5,000
	NQ	2,232	91	—
5/17/2005	ISO	—	—	694	5,003
	NQ	7,000	7,000	6,309	1,997
5/16/2006	ISO	—	—	—	—	3,669
	NQ	9,000	9,000	9,000	9,000	5,331

(i)	Mr. Winter received a grant in 2004 of 20,000 RSUs, one-half of which were time-based and one-half of which were performance-based, and all of which are payable (to the extent earned) on May 6, 2007, which is the anniversary date of the grant. The performance period ended December 31, 2006, and the Compensation Committee of our Board of Directors determined the payout amount in March 2007. Mr. Winter could have earned 0 percent to 100 percent of the performance-based RSUs. The actual number of shares that will be issued based on performance is 1,470, which is the amount reported on the table above.

(j)	The vesting dates of Ms. Harwell’s unvested option awards are further detailed on the following table.

Grant Date	Type	2007	2008	2009	2010	2011
9/8/2004	ISO	6,000	6,000	6,000
	NQ	—	—	—
5/17/2005	ISO	701	701	701	5,003
	NQ	6,299	6,299	6,299	1,997
5/16/2006	ISO	—	—	—	—	3,669
	NQ	7,000	7,000	7,000	7,000	3,331

(k)	Ms. Harwell’s award of 20,000 shares of RSUs granted in September 2004 was amended on March 30, 2007 so that it will vest (i) when the restriction expires on September 8, 2009, or (ii) on the date of termination of Ms. Harwell’s employment if the Company terminates Ms. Harwell’s employment prior to March 1, 2009, unless the termination is for cause or in connection with a change of control of the Company. See “Compensation Discussion and Analysis—2007 Executive Retention.”

(l)	The vesting dates of Mr. Cohen’s unvested option awards are further detailed on the following table. The grants made in 2005 and 2006 include a provision that, upon his retirement at age 65 or later, all of the stock options awarded on that day that have not already vested shall vest immediately and shall remain exercisable for three years thereafter.

Grant Date	Type	2007	2008	2009	2010	2011
5/7/2002	ISO	3,000
	NQ	—
5/8/2003	ISO	1,333	1,333
	NQ	—	—
5/6/2004	ISO	2,000	2,000	2,000
	NQ	—	—	—
5/17/2005	ISO	1,657	2,765	3,000	3,000
	NQ	1,343	235	—	—
5/16/2006	ISO	—	—	205	1,469	2,000
	NQ	2,000	2,000	1,795	531	—

2006 OPTION EXERCISES AND STOCK VESTED

For the year 2006, the following table provides, for each of our named executive officers, the number of stock options exercised and stock awards vested and the value realized due to the exercise or vesting.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise (a) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Brady, Larry D	46,441	$741,431	31,341	(b)	$938,774	(b)
			11,820	(c)	281,848	(c)
Michael, Lanny H	0	0	0		0
Anderson, Fredric B	0	0	1,111	(b)	28,603	(b)
			1,478	(c)	35,243	(c)
Winter, Steven J	22,500	99,726	2,222	(b)	57,205	(b)
			4,925	(c)	117,437	(c)
Harwell, Janis L	0	0	5,910	(c)	140,924	(c)
Cohen, Kenneth L	14,000	86,520	1,481	(b)	38,128	(b)
			1,970	(c)	46,975	(c)

(a)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise, multiplied by the number of options exercised.

(b)	Represents the number of restricted shares vested, and the number of shares vested multiplied by the fair market value of the common stock on the vesting date.

(c)	Represents the number of PSUs earned from the 2004-2006 LTIP Program performance cycle, and the PSUs earned multiplied by the fair market value of the common stock on the vesting date.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information, as of December 31, 2006, concerning securities authorized for issuance under equity compensation plans of the Company.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by stockholders	2,950,973	*	$16.43	3,645,104	**
Equity compensation plans not approved by stockholders	—		—	—

*	Not included here are 91,154 RSUs issued under the Omnibus Plan, which, if vested, will be paid in the form of unrestricted shares of common stock; under the terms of some of the RSU awards, up to 200% of the number of units awarded may be earned, which would result in the issuance of an additional 17,500 unrestricted shares of common stock. This number also does not include PSUs, which, if vested, must be paid in shares of common stock, as provided in the Long-Term Performance Share Program. Participants can earn from 0% to 200% of their target shares, based on the Company’s financial performance. The Company has projected that the financial performance targets will not be met and that none of the unvested PSUs will be earned. The terms of PSUs are described in the “Compensation Discussion and Analysis,” which appears above.

**	Includes 286,033 shares available under the 1999 and 2001 Stock Incentive Plans, which provide for incentive awards in the form of stock options, with or without related stock appreciation rights, or in the form of Restricted Stock. The total of 3,645,104 also includes 2,449,914 shares available under the Omnibus Plan, which provides for awards of RSUs, performance shares and units, and other types of incentive awards, in addition to stock options, stock appreciation rights, and Restricted Stock. It also includes 766,550 shares available under the employee stock purchase plan and 142,607 shares available under the 2002 Director Stock Option and Fee Plan. The directors’ plan allows for certain annual retainer fees and meeting fees to be paid in the form of common stock or deferred stock units. See the information provided above in “Director Compensation.”

2006 PENSION BENEFITS

The following table provides information for each of the named executive officers regarding the actuarial present value of the officer’s accumulated benefit and years of credited service under the Intermec Pension Plan (the “IPP”), our Restoration Plan (the “Restoration Plan”) and our Supplemental Executive Retirement Plan (the “SERP”). The present value of accumulated benefits was determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Effective July 1, 2006, these plans were frozen (i.e., benefit accruals ceased) with respect to all eligible employees, except for those employees who were already participating in the plans and whose age and years of service as of June 30, 2006, when added together, equaled or exceeded 70 (the “Rule of 70”). The freeze also had the effect of closing the plans to new participants after June 30, 2006. Mr. Brady, Mr. Winter and Mr. Cohen are included in the group of employees who satisfied the Rule of 70, so, they continue to accrue additional benefits under the plans. Mr. Anderson and Ms. Harwell are in the group of employees whose benefits were frozen. Mr. Michael is not eligible to participate in the plans because he joined the Company after June 30, 2006.

Descriptions of all our plans are qualified in all respects by reference to the plan documents, which are listed as exhibits to our Annual Report on Form 10-K for 2006, and by the description of certain amendments of the definition of “change of control” reported on our Current Report on Form 8-K filed March 30, 2007.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit (a) ($)
Brady, Larry D	IPP	7.16		$269,904
	Restoration Plan	7.16		384,911
	SERP	25.00	(c)	4,683,881	(b)

Michael, Lanny H	IPP	0		n/a
	Restoration Plan	0		n/a
	SERP	0		n/a

Anderson, Fredric B	IPP	3.92		20,765
	Restoration Plan	3.92		9,488
	SERP	0		n/a

Winter, Steven J	IPP	28.76		172,902
	Restoration Plan	28.76		246,554
	SERP	25.00	(c)	666,136

Harwell, Janis L	IPP	1.83		42,698
	Restoration Plan	1.83		47,195
	SERP	1.83		0

Cohen, Kenneth L	IPP	17.41		491,753
	Restoration Plan	17.41		398,417
	SERP	17.41		0

(a)

Present values are calculated as of September 30, 2006 (the pension measurement date for purposes of the Company’s 2006 financial statements) based on benefits accrued through the 2006 fiscal year and payable at normal retirement age (age 65), assuming no pre-retirement mortality or termination and no future Part I Contributions (as defined below) or future service or compensation increases. The discount rates and mortality table are the same as those used for financial reporting purposes. Discount rates for the IPP, Restoration Plan and SERP as of the end of FY 2006 were 6.00%, 5.90% and 5.80%, respectively. The present value factors are also based on sex-distinct RP2000 combined healthy mortality tables (with no collar adjustments) projected to 2015 using scale AA. In order to determine the change in pension values for the Summary Compensation Table, the present values of the IPP, Restoration Plan and SERP benefits were also calculated as of September 30, 2005 (the pension measurement date for purposes of the Company’s 2005 financial statements) for the benefits earned as of that date. The discount assumption used in that calculation for all three plans was 5.75%, which is the assumption used for financial reporting purposed for the three plans in 2005. The mortality tables used to determine the value as of September 30, 2005, were the same as those used for the calculation as of September 30, 2006.

(b)	Pursuant to his employment agreement (amended May 2002), Mr. Brady’s years of credited service under the SERP include 22 years during which Mr. Brady was employed by FMC Corporation. The present value of his accrued SERP benefit shown above reflects these additional years of credited service and has been reduced by the amount of the benefits he receives under FMC Corporation’s retirement plans. Of the present value of his accrued SERP benefits shown above, the value associated with this additional service and reduced benefit is estimated to be net $2,938,015.

(c)	Mr. Brady and Mr. Winter have each accumulated 29 years of credited service under the SERP. However, in accordance with the terms of the SERP, years of credited service are capped at 25.

Pension Plan

The IPP is a broad-based, tax-qualified, funded defined benefit plan. As noted above, the IPP was frozen as of June 30, 2006, except with respect to participants who had satisfied the Rule of 70 as of that date. Mr. Brady, Mr. Anderson, Mr. Winter, Ms. Harwell and Mr. Cohen participate in the IPP. However, only Mr. Brady, Mr. Winter and Mr. Cohen will continue to accrue benefits under the IPP after June 30, 2006. Mr. Michael does not participate in the IPP.

Participant Annual IPP Retirement Benefits. Under the IPP, a participant’s annual retirement benefit is the greater of the amount produced under the two formulas described below. Both formulas base benefits on the amount of compensation contributed by the participant to “Part I” of the Intermec Financial Security and Savings Program (“FSSP”), which is one of our 401(k) plans. (“Part II” of the FSSP consists of elective deferrals in excess of 4% of compensation and the Company’s matching contributions on those deferrals. Elective deferrals to Part II of the FSSP can only be made once the participant has deferred the maximum amount permitted under Part I of the FSSP, and are not taken into account in calculating the participant’s benefit under the IPP.) A participant who satisfied the Rule of 70 may contribute from 0%-4% of his or her compensation, on a pre-tax basis (on an after tax basis if the participant is disabled), to Part I (“Part I Contributions”) and can change his or her Part I Contributions percentage at any time. Part I Contributions are invested as directed by the Company’s Investment Committee. Participants who did not satisfy the Rule of 70 (i.e., those employees whose IPP benefits were frozen as of June 30, 2006) can no longer make Part I Contributions and have not been permitted to do so since June 30, 2006. The formulas also take into account after-tax employee contributions made to the IPP prior to 1985 (“Employee Contributions”).

At any time after termination of employment but prior to the commencement of benefit payments, a participant can elect to transfer his or her Part I Contributions and any investment earnings thereon to the IPP or to receive a distribution of such amounts. Similarly, a terminated employee can elect to leave his or her Employee Contributions in the IPP or to receive a distribution of such contributions (together with interest on such contributions). As the following formulas reflect, a participant’s IPP benefit will be reduced, but not below zero, if he or she does not transfer his or her Part I Contributions to, or leave his or her Employee Contributions in, the IPP.

The two IPP formulas are as follows:

(A)	60% of the participant’s Part I Contributions and Employee Contributions made before June 1, 2001, plus 62% of the participant’s Part I Contributions made after May 31, 2001, reduced by the sum of (i) the annuity equivalent of the participant’s Part I Contributions and any investment earnings on such contributions at the time benefit payments begin (unless the participant elects to transfer such amounts to the IPP), and (ii) the annuity equivalent of any Employee Contributions and related interest distributed to the participant, and

(B)	85% of all Part I contributions minus 75% of the participant’s estimated annual Social Security benefit payable at age 65, further reduced as described in (A) above.

For purposes of the IPP formulas, “compensation” generally means all cash compensation paid by the Company, including any portion of such compensation that is deferred by the participant into the FSSP or any Internal Revenue Code (the “Code”) Section 125 (cafeteria) plan. It does not, however, include any prospective payment, such as severance pay or pay under a salary continuation plan. In addition, the amount of compensation taken into account for any calendar year, the amount of compensation that can be deferred under the FSSP in any calendar year and the amount that can be paid from the IPP in any calendar year are limited by the Code. However, none of our named executive officers has accrued IPP benefits in excess of these limits.

The “annuity equivalent” of the participant’s Part I Contributions (and related investment earnings) and Employee Contributions is the amount that would be paid to the participant each year under a straight life annuity that is actuarially equivalent to such amounts.

Participants whose IPP benefits were frozen as of June 26, 2006, became 100% vested in their IPP benefits on that date. Participant’s whose IPP benefits were not frozen as of June 26, 2006, vest in their IPP benefits in accordance with the following schedule (based on their years of service with the Company and its affiliates):

Years of Service	Vested Percentage
Less than 2	0%
2	25%
3	50%
4	75%
5 or more	100%

Such a participant will also become 100% vested in his or her benefit under the IPP, regardless of the participant’s years of service, if he or she attains age 70, dies or becomes disabled while employed by the Company. Only the participant’s vested benefit will be distributed. For purposes of the IPP, a year of service means 12-consecutive months of employment with the Company and its affiliates.

The benefit formula described above calculates the participant’s annual normal retirement benefit assuming that it will be paid in the form of a straight life annuity beginning as of the participant’s “normal retirement date,” which is the first day of month coincident with or immediately following the participant’s attainment of normal retirement age. Normal retirement age is age 65 or, if later, the age of the participant upon completion of five years of service, but not later than age 70. Vested participants who have attained age 55 and completed at least 5 years of service may elect early retirement. However, the amount of the participant’s early retirement benefit payments will be reduced by one-half of one percent (0.5%) for each month that the payment commencement date precedes the participant’s 65th birthday. Mr. Brady and Mr. Cohen are eligible for early retirement.

Form of Payments. The normal form of payment for unmarried participants is the straight life annuity. The normal form of payment for married participants is an actuarially equivalent joint and 50% surviving spouse annuity. In addition, the IPP provides several other annuity payment options that are actuarially equivalent to the straight life annuity.

Restoration Plan

Our Restoration Plan was created to provide for annual retirement benefits to a select group of management and highly compensated employees to the extent that their benefits are under the IPP and FSSP are limited by the Code. The Restoration Plan is nonqualified, noncontributory and unfunded defined benefit plan.

As noted above, the Restoration Plan was frozen as of June 30, 2006, except with respect to participants who had satisfied the Rule of 70 as of that date. Mr. Brady, Mr. Anderson, Mr. Winter, Ms. Harwell and Mr. Cohen participate in the Restoration Plan. However, only Mr. Brady, Mr. Winter and Mr. Cohen continue to accrue benefits under the Restoration Plan after June 30, 2006. Mr. Michael does not participate in the Restoration Plan.

Participant Restoration Plan Benefits. A participant’s Restoration Plan benefit is equal to the sum of the participant’s “Annual Benefit” amounts for each calendar year. A participant will earn an “Annual Benefit” under the Restoration Plan for a calendar year if

•

8% of the participant’s compensation for that calendar year exceeds the Code’s limit on 401(k) plan elective deferrals for that year (e.g., for 2006, this maximum was $15,000 for participants who had not attained 50 by the end of 2006 and $20,000 for participants who had attained age 50 by the end of 2006; for 2007, this maximum is $15,500 and $20,500, respectively),

•	the participant is a participant in the FSSP, and

•	the participant contributed the legally permissible maximum amount to the FSSP for such Plan Year.

The participant’s Annual Benefit amount for a calendar year is computed as follows:

(A)	85% of the participant’s “Part I Restricted Amount” (explained below) for such calendar year, reduced by the actuarial lump sum value of the participant’s Part I Restricted Amount with interest projected to age; plus

(B)	the participant’s “Part II Restricted Amount” (explained below) for such Plan Year, reduced by the actuarial lump sum value of the participant’s Part II Restricted Amount with interest projected to age 65 (or the participant’s actual retirement date, if later.

The participant’s “Part I Restricted Amount” for a calendar year is equal to the excess, if any, of 4% of the participant’s compensation for that calendar year (determined without regard to the Code annual compensation limit) over the maximum amount of elective deferrals available to the participant under Part I of the Financial Security and Savings Program for such calendar year.

Under the terms of the Restoration Plan, the Chief Executive Officer is deemed to have a Part I Restricted Amount of zero for every plan year. Accordingly, Mr. Brady’s Part I benefit was frozen at $18,775 as of September 1, 2002, when he became Chief Executive Officer, and it has not increased since that date.

The participant’s “Part II Restricted Amount” for a calendar year, if any, is equal to 2% of the participant’s compensation for that calendar year (determined without regard to the Code compensation limit), reduced by one-half of the actual amount of elective deferrals made by the participant to Part II of the FSSP during such calendar year.

For purposes of the Restoration Plan, “compensation” generally means all cash compensation paid by the Company (without regard to the Code compensation limit), including any portion of such compensation that is deferred by the participant into the FSSP or any Code Section 125 (cafeteria) plan, but excluding reimbursed expenses and cash received pursuant to the exercise of a stock option or stock appreciation right. For 2002, compensation also included compensation that was forgone to receive stock options pursuant to a Board resolution. For participants meeting the Rule of 70, the Restoration Plan will include compensation after June 30, 2006; for other participants, no further compensation will be included after June 30, 2006.

A participant vests in his or her benefit under the Restoration Plan at the same time, and to the same extent, as the participant vests in his or her benefit under the IPP. Only the participant’s vested Restoration Plan benefit will be distributed.

The benefit formula described above calculates the participant’s annual normal retirement benefit assuming that it will be paid in the form of a straight life annuity beginning as of the participant’s “normal retirement date,” which is generally the first day of month coincident with or immediately following the participant’s attainment of age 65. Participants who have attained age 62 and completed five years of service or may elect early retirement. In addition, a participant whose employment with the Company terminates on account of his or her total and permanent disability and who has attained age 55 may elect early retirement benefits. However, in either case, the amount of the participant’s early retirement benefit payments will be reduced by one-half of one percent (0.5%) for each month that the payment commencement date precedes the participant’s 65th birthday. Mr. Brady and Mr. Cohen are eligible for early retirement.

Form of Payments. The normal form of payment for unmarried participants is the straight life annuity. The normal form of payment for married participants is an actuarially equivalent joint and 100% surviving spouse annuity.

For a description of the effects upon a change of control, refer to “Potential Payments Upon Termination or Change of Control,” below.

Supplemental Executive Retirement Plan (the “SERP”)

Our SERP was established to provide retirement benefits to selected officers and other key employees designated by the Compensation Committee upon the recommendation of the Chief Executive Officer. The SERP is nonqualified, noncontributory and unfunded defined benefit plan.

As noted above, the SERP was frozen as of June 30, 2006, except with respect to participants who had satisfied the Rule of 70 as of that date. Mr. Brady, Mr. Winter, Ms. Harwell and Mr. Cohen participate in the SERP. However, only Mr. Brady, Mr. Winter and Mr. Cohen continue to accrue benefits under the SERP after June 30, 2006. Mr. Michael and Mr. Anderson do not participate in the SERP.

A participant’s benefit under the SERP vests upon the later of the participant’s completion of 15 years of service or attainment of age of 60 while employed by the Company. Mr. Cohen is vested in his SERP benefit by virtue of his age and years of service with the Company. Mr. Brady is vested in his SERP benefit because his employment agreement dated June 16, 1999 and amended March 15, 2000 and May 7, 2002 gave him credit for his 22 years of service with his previous employer, FMC Corporation.

Participant SERP Benefits. The annual benefit payable to a vested participant is equal to the sum of (a) 1.6% of the participant’s “average earnings” up to $125,000 (which amount is adjusted annually for inflation and was $176,601 for 2006 and $182,853 for 2007) and (b) 2.2% of the participant’s “average earnings” in excess of such amount, multiplied by the participant’s number of years of credited service (not to exceed 25). This amount is then reduced by the “offset amount.” Average earnings for purposes of the SERP is the average amount of compensation received or deemed to have been received by the participant in the three consecutive 12-month periods in which the participant’s compensation was highest during the final 120 months of the participant’s employment. For purposes of the SERP, “compensation” generally means base salary (including any portion thereof that is deferred by the participant into the FSSP, any Code Section 125 (cafeteria) plan or any other plan of the Company that permits the deferral of compensation and any commissions that are payable as part of the participant’s regular compensation) and bonuses paid by the Company (without regard to the Code compensation limit). Compensation does not include extraordinary items such as compensation recognized upon exercise of employee stock options or bonuses paid for the accomplishment of a particular non-ordinary course transaction or circumstance. For participants meeting the Rule of 70, the SERP will include compensation paid after June 30, 2006; for other participants, no further compensation will be included in the SERP after June 30, 2006.

A year of service or a year of credited service is 12-consecutive months of employment with the Company and its affiliates. Under limited circumstances the Compensation Committee may grant a participant additional years of credited service.

A participant’s “offset amount” is equal to the amount of the benefits that the participant would have received under the IPP and the Restoration Plan had he or she been eligible to participate, and participated, at all times in those plans to the maximum extent permitted (regardless of the degree of actual participation). The offset amount also includes the amount of the Social Security benefits payable to the participant as of the calendar year in which the participant’s SERP benefit payments commence or, if no Social Security benefit is payable to the participant as of that year, as of the earliest date that a Social Security benefit would be payable to the participant.

As noted above, Mr. Brady was granted 22 additional years of credited service for the period he was employed by FMC Corporation and covered by FMC Corporation’s retirement arrangements. The benefit to be received by Mr. Brady under the SERP will be reduced by the amount of the pension benefit he receives under FMC Corporation’s retirement plans. In addition, Mr. Brady’s offset amount includes the amount of the pension benefit he will receive under the retirement plans of FMC Corporation.

The benefit formula described above calculates the participant’s annual normal retirement benefit assuming that it will be paid in the form of a straight life annuity beginning as of the participant’s “normal retirement date,” which is generally the first day of month coincident with or immediately following the later of the participant’s attainment of age 65 or termination of employment. Vested participants may elect early retirement after attaining age 62. However, the amount of a participant’s early retirement benefit payments will be actuarially reduced to reflect early commencement. Mr. Brady and Mr. Cohen are eligible for early retirement. Benefit payments will commence, whether at normal or early retirement, only after the participant has executed a non-compete agreement and agreed not to engage in any other activity that could damage the Company’s or its affiliates’ economic or business interests (or contractual relationships). None have been approved for the current named executive officers.

Form of Payments. The normal form of payment for unmarried participants is the straight life annuity. The normal form of payment for married participants is an actuarially equivalent joint and 100% surviving spouse annuity. In addition, the SERP provides other annuity payment options that are actuarially equivalent to the straight life annuity.

For a description of the effects upon a change of control, refer to “Potential Payments Upon Termination or Change of Control,” below.

2006 NONQUALIFIED DEFERRED COMPENSATION

The following table provides information for each of the named executive officers regarding aggregate executive and Company contributions and aggregate earnings on such contributions for 2006, as well as year-end account balances under the Intermec Deferred Compensation Plan.

Name (a)	Executive Contributions in Last FY (b)	Company Contributions in Last FY (c)	Aggregate Earnings in Last FY (d)	Aggregate Balance at Last FYE
Brady, Larry D	—	—	—	—
Michael, Lanny H	—	—	—	—
Anderson, Fredric B	$1,714	$857	$34	$1,748
Winter, Steven J	—	—	—	—
Harwell, Janis L	12,375	4,950	1,041	13,417
Cohen, Kenneth L	—	—	—	—

(a)	Mr. Brady, Mr. Winter and Mr. Cohen are not eligible to participate in the Deferred Compensation Plan. As described below, these executives fall within the Rule of 70 and thus, may not participate in this plan. Mr. Michael is not currently eligible to participate in the Deferred Compensation Plan, but will become eligible in 2008.

(b)	The amount reported in this column for each executive reflects the elective deferrals made by each executive of base salary paid for 2006. These amounts are included in the compensation reported in the “Salary” column of the “2006 Summary Compensation Table,” above.

(c)	The amount reported in this column for each executive reflects matching contributions made by the Company in 2007 for 2006 contributions. These amounts are included in the “All Other Compensation” column of the “2006 Summary Compensation Table,” but not in the “Aggregate Balance at Last FYE “ column of this table because of the date the contribution was distributed.

(d)	The amount reported in this column for each executive reflects the earnings credited to each executive’s account for 2006.

Deferred Compensation Plan

The Deferred Compensation Plan is designed as a nonqualified, defined contribution, individual account plan for the elective deferral of certain eligible compensation, to the extent that such compensation exceeds the compensation limit for an applicable year under Section 401(a)(17) of the Internal Revenue Code (“Code”). Participation in the Deferred Compensation Plan is limited to select management and highly compensated employees of the Company. Employees who meet the “Rule of 70” (age plus years of service equals 70 or more) as of June 30, 2006, are not eligible to participate in the Deferred Compensation Plan. The named executive officers who are thus eligible to participate in the Deferred Compensation Plan are Mr. Anderson and Ms. Harwell. Mr. Michael is not currently eligible to participate in the Deferred Compensation Plan but will become eligible in 2008. The Deferred Compensation Plan is available to approximately 50 other employees.

For 2006, compensation that was eligible for deferral under the Deferred Compensation Plan consisted of up to 75% of an executive’s base salary. For 2007, eligible compensation includes up to 75% of base salary, up to 100% of annual cash bonuses, and up to 100% of commissions or sales-based awards. Executives are not eligible to defer any portion of any quarterly incentive payment or quarterly sales commission that is based on performance in any portion of the year prior to the year it becomes payable. The Company matches 80% of the first 4% of eligible compensation deferred by an executive. To receive this matching contribution, the executive must be employed on the last day of the year. All Deferred Compensation Plan accounts are 100% vested at all times.

Executives may choose how to credit deferred and matching amounts among approximately 27 tracking funds that are based on the investment performance of the corresponding investment funds offered under the Intermec 401(k) Plan. Executives may change how deferrals are allocation to the tracking funds at any time, with changes generally effective as of the next trading day.

The table following shows the funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2006.

Investment	1 year	Investment	1 year
AF Grth Fund Amer A	10.94%	FID Freedom 2010	9.46%
Clipper Fund	15.28%	FID Freedom 2015	10.36%
FID Dividend Growth	14.67%	FID Freedom 2020	11.61%
Harbor Cap Appr Inst	2.33%	FID Freedom 2025	11.84%
Spartan US EQ Index	15.72%	FID Freedom 2030	12.90%
Columbia Acorn Z	14.45%	FID Freedom 2035	12.94%
FID Mid Cap Stock	14.78%	FID Freedom 2040	13.49%
Longleaf Partners	21.63%	FID Freedom 2045	n/a
Oakmark Select I	13.60%	FID Freedom 2050	n/a
ABF SM Cap Val PA	15.36%	FID Freedom Income	6.37%
FID Diversified Intl	22.52%	PIMCO TOT Return Admn	3.74%
Oakmark Intl I	30.60%	Fidelity Cash Resrve	4.75%
FID Freedom 2000	6.76%	Fidelity Retire MMKT	4.82%
FID Freedom 2005	9.23%

An executive may receive a single lump sum payment equal to his or her entire account balance when the executive’s employment with the Company ends, subject to delays required by law or the terms of the Deferred Compensation Plan. If the executive dies while employed by the Company, his or her beneficiary will receive a lump sum payment equal to the value of his or her entire account balance. The executive may also receive distributions upon request in the event of an unforeseeable financial emergency. The company reserves the right to terminate the Plan and distribute all vested amounts credited to Participant accounts upon a Change in Control as described in Section 9.7.

The Compensation Committee interprets and administers the Deferred Compensation Plan. Generally, the Company reserves the right to amend or terminate the Deferred Compensation Plan at any time without the consent or agreement of the executives. The Deferred Compensation Plan’s benefits are paid by the Company out of its general assets. The Deferred Compensation Plan is subject to the requirements of Code Section 409A. The Company is currently administering the Deferred Compensation Plan in good faith compliance with Code Section 409A’s requirements and the discussion above reflects such administration.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The “Estimated Potential Incremental Payments Upon Termination or Change in Control” table below reflects the estimated amount of incremental compensation which would be due to the named executive officers under any of the following circumstances: (i) an involuntary termination of the named executive officer by the Company without cause or a termination by the named executive officer for good reason; (ii) upon a change of control of the Company, (iii) an involuntary termination of the named executive officer by the Company without cause or a termination by the named executive officer for good reason in connection with a change of control of the Company; or (iv) death.

The amounts shown in the table assume that the termination was effective as of December 29, 2006, the last business day of 2006, and that the price of Intermec stock upon which certain of the calculations are made was the closing price of $24.27 on that date. These amounts are estimates of the incremental amounts that would be due as of December 31, 2006, to the named executive officers under the foregoing circumstances. The actual amounts which would be due to a named executive officer in similar circumstances in the future can only be determined at the time of his or her termination or a change of control of the Company.

Certain of our benefit plans contain provisions that provide incremental benefits or payments in the event of a change of control. In addition, we also have Change of Control Employment Agreements and Executive Severance Plans that apply to our named executive officers, which also provide benefits or payments in situations involving termination from the Company or a change of control of the Company. These plans and arrangements are described below to assist the reader’s use of the following table. The following descriptions of certain provisions of these plans and agreements are qualified in all respects by reference to the provisions of the actual plan or agreement, all of which are listed as exhibits to our Annual Report on Form 10-K for 2006, and by reference to the description of the amendment of “Change of Control” and to the 2007 executive retention arrangements reported in our Current Report on Form 8-K filed March 30, 2007.

2004 Omnibus Incentive Compensation Plan

Our Amended and Restated 2004 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) applies to all eligible employees, including our named executive officers, our other officers and non-officer employees. The Omnibus Plan provides that an eligible employee will be entitled to certain financial benefits upon a change of control of the Company. The following is a brief description of the provisions in the Omnibus Plan relating to a change of control. Other provisions of the Omnibus Plan are described in “Compensation Discussion and Analysis,” above.

The change of control provisions in the Omnibus Plan are the same for all eligible employees, including the named executive officers. Unless defined below, the capitalized terms in the following paragraphs are defined in the Omnibus Plan.

Generally, a Change of Control occurs if: (a) the Incumbent Directors cease to constitute a majority of the Board; (b) another party becomes the beneficial owner of at least 30% of our outstanding voting stock, with certain exceptions; (c) we consummate a merger, reorganization, or consolidation with another party, or the sale or other disposition of all or substantially all of our assets unless (x) after such transaction the beneficial shareholders of the Company’s outstanding and voting securities entitled to vote on director elections immediately prior to the transaction retain more than 60% of such common stock and voting securities of the corporation resulting from the transaction; (y) no beneficial stockholder owns 30% or more of the outstanding common stock or voting securities of the corporation resulting from the transaction, and (z) at least a majority of the directors resulting from the transaction were Incumbent Directors at the time of executing the initial agreement providing for the transaction; or (d) we consummate the complete liquidation or dissolution of the Company.

The financial benefits which would be extended to eligible employees following a Change of Control are:

•	Stock Options outstanding as of the date of the Change of Control which are not exercisable and vested would become fully exercisable and vested as of the effective date of the Change of Control;

•

Restrictions and deferral limitations on Restricted Stock or Restricted Stock Units (“RSUs”) would lapse and such Restricted Stock and RSUs will become free of all restrictions and become fully vested and transferable as of the effective date of the Change of Control;

•

The incentive pool used to determine Covered Employee Annual Incentive Awards would, as of the effective date of the Change of Control, generally be based on the gross profit, consolidated operating earnings, operating cash flow or net income of the Plan Year immediately preceding the year of the Change of Control;

•

The target payout opportunities attainable under all outstanding Awards of Restricted Stock or RSUs whose restrictions are based on performance criteria, Performance Units and Performance Shares would be deemed to have been fully earned based on targeted performance being attained as of the effective date of the Change of Control; and

•	The vesting of all Awards denominated in Shares would be accelerated as of the effective date of the Change of Control.

Supplemental Executive Retirement Plan

The terms of our Supplemental Executive Retirement Plan (“SERP”), other than those relating to a change of control of the Company, are described above under the caption “2006 Pension Benefits—Supplemental Executive Retirement Plan.” That description includes a summary of the benefits of participants. The following is a brief description of the provisions in the SERP relating to a change of control. Unless defined below, the capitalized terms in the following paragraph are defined in the SERP.

In the event of a Change of Control, a vested Participant’s SERP benefit will be paid to him or her in a lump sum as soon as practicable after such Change of Control. The lump sum payment will be equal to the actuarial present value of the benefit that would have been payable to the Participant at the later of age 65 or the actual age of the Participant on the effective date of the Change of Control. To receive payment upon a Change of Control, a SERP Participant need not have attained age 60, terminated employment or executed the non-compete or other agreements required to obtain benefit payments at normal or early retirement, as described above in “2006 Pension Benefits—Supplemental Executive Retirement Plan.” Any condition concerning eligibility for Retirement Benefits that requires (1) the filing of any election, (2) the attainment of a specified age, (3) an agreement not to compete with the Company, (4) benefit reductions, or (5) the Participant’s termination of employment with the Company would be waived. For purposes of the SERP, “Change of Control” triggers are consistent with the Omnibus Plan and will comply with Section 409A of the Internal Revenue Code (the “Code”).

Restoration Plan

The terms of our Restoration Plan, other than those relating to a change of control, are described above under the caption “2006 Pension Benefits—Restoration Plan.” That description includes a summary of the benefits of participants. The following is a brief description of the provisions in the Restoration Plan relating to a change of control. Upon a “Change of Control,” the Restoration Plan benefit of any participant who is an participant on the date of the Change of Control will be distributed in a lump sum that is equal to the actuarial present value of the Restoration Plan benefit payable at the later of his or her attainment of age 65 or his or her attained age at the time of the Change of Control. Any condition concerning eligibility for Retirement Benefits that requires (1) the filing of any election, (2) the attainment of a specified age, (3) an agreement not to compete with the Company, (4) benefit reductions, or (5) the Participant’s termination of employment with the Company would be waived. For purposes of the Restoration Plan, “Change of Control” triggers are consistent with the definition of “Change of Control” applicable to the Omnibus Plan and comply with Code Section 409A.

Change of Control Employment Agreements

In 2006, we entered into Amended and Restated Change of Control Employment Agreements (the “COC Agreements”) with our officers, including the named executive officers, that reduce the amount of severance due and reduce the benefits extended to those executives under prior change of control employment agreements. The following is a brief description of the terms of the COC Agreements. The COC Agreements have the same terms for all the executives except for our Chief Executive Officer, as described below. The capitalized terms in the following paragraphs are defined in the COC Agreements.

The COC Agreements become effective only upon the occurrence of a Change of Control. Absent a Change of Control, the New COC Agreements do not require us to retain the executives or to pay them any specified level of compensation or benefits. The COC Agreements do not supersede the provisions of the Omnibus Plan, SERP or Restoration Plan related to benefits upon Change of Control. As noted below in the description of “Executive Severance Plans,” an executive may not receive the payment of benefits from both a COC Agreement or any other Company severance plans.

The definition of “Change of Control” in the COC Agreements is consistent with the definition of “Change of Control” applicable to the Omnibus Plan and will comply with Code Section 409A. The COC Agreements provide that, for a two-year period after a change of control, called the “Employment Period,” there will be no material adverse change in the executive’s position and duties, salary, bonus opportunity, benefits, or location of employment. This includes continued coverage under our welfare benefit plans and continued contributions under applicable retirement and insurance benefits.

If, during the Employment Period, the executive’s employment is terminated other than for Cause, or the executive terminates his or her employment for Good Reason (each such termination event, a “trigger”), the executive will be entitled to certain financial benefits. Good Reason generally includes the following actions taken by the Company: (a) assigning duties inconsistent with, or taking actions in diminution of, the executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibility under the COC Agreement; (b) failing to comply with the provisions of the agreement regarding compensation during the Employment Period; (c) requiring that the executive be based at any location other than our current corporate headquarters or relocating the corporate headquarters more than 25 miles from its current location, and excessive travel requirements, and (d) failing to assign the agreement to a successor corporation or the successor failing to expressly assume and agree to perform the agreement. Good Reason is triggered on a reasonable determination by the executive that any of the above events has occurred. In the case of our Chief Executive Officer, Good Reason also includes his resignation or termination for any reason within the twelve-month period following a Change of Control.

The financial benefits which would be extended to the executive following a trigger are payment of:

•	accrued but unpaid salary;

•	a pro rata portion of the executive’s target bonus based on the number of days worked during the year;

•

a lump-sum severance payment equal to a multiple of the sum of the executive’s Annual Base Salary and Annual Bonus (including any higher annual bonus paid with respect to a prior fiscal year), with our Chief Executive Officer’s severance payment equal to three times such sum and the other executives’ severance payment equal to two times such sum;

•

a lump-sum amount equal to the actuarial equivalent of two additional years of benefit under the Intermec Pension Plan (“IPP”), Restoration Plan and SERP, assuming the executive’s compensation remains unchanged;

•

a lump-sum payment for continuation coverage for the executive and his or her family members under the Welfare Benefit Plans for a period of two years, followed by any group health continuation coverage mandated by applicable law; and

•	reasonable costs for outplacement services for the period through the second calendar year following the year of the executive’s termination.

Payment of benefits due under the COC Agreements would generally occur within 30 days of the executive’s termination of employment, as applicable, unless a further delay is required by law or the terms of a benefit plan.

If any amounts payable or paid under a COC Agreement are characterized as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code and cause the applicability of an excise tax, a provision of the COC Agreements reduces the payments payable to an amount that will not trigger the excise tax, unless the net after-tax benefit of making the full payment exceeds the net after-tax benefit of reducing the payment. All determinations under this provision will be made by an independent accounting firm. The executive is responsible for all taxes arising from payments and benefits under the COC Agreements.

In the event of termination of an executive’s employment by reason of death, Disability, for Cause or other than for Good Reason, the COC Agreement terminates, and our sole obligation is to pay any compensation and benefits accrued but unpaid through the executive’s Termination Date. Termination of employment by reason of death or Disability also entitles an executive or the executive’s beneficiary, as applicable, to a pro rata portion of target bonus and other benefits provided to Company peer executives in similar situations.

The COC Agreements preclude an executive from receiving benefits under both a COC Agreement and any other Company severance plan or agreement. An executive cannot receive benefits under a COC Agreement without waiving his or her rights under other Company severance plans and agreements.

Executive Severance Plans

In February, 2007, we adopted Executive Severance Plans covering certain officers, including the named executive officers, in the event of certain terminations of employment (the “Severance Plans”). Unless defined below, the capitalized terms in the following paragraphs are defined in the Severance Plans.

The Severance Plans set forth the payments that we will make to an executive if we terminate the executive’s employment or if the executive becomes disabled or dies while employed by the Company. If an executive’s employment is terminated (a) by the Company other than for Cause or by reason of death or Disability or (b) in connection with a Change of Control, we will make the following payments to the executive generally within 30 days of the executive’s Termination Date unless a further delay is required by law or the terms of a benefit plan:

•	accrued but unpaid salary and the pro rata target bonus for the year in which the termination occurs;

•	deferred compensation (and related accrued earnings), unpaid bonus and other awards (if any), and accrued but unpaid vacation pay;

•	a lump-sum severance payment equal to a multiple of the executive’s annual base salary; and

•	in the event of a termination in connection with a Change of Control, a lump-sum severance payment equal to a multiple of the executive’s target bonus.

The lump-sum severance payment under the Severance Plan applicable to our Chief Executive Officer would be two times his annual base salary and, if applicable, his target bonus; the lump-sum severance payment for all other executives would be one times his or her annual base salary and, if applicable, his or her target bonus. The definition of “Change of Control” in the Severance Plans is consistent with the definition of “Change of Control” applicable to the Omnibus Plan and will comply with Code Section 409A.

If payment of any amounts under a Severance Plans would result in the imposition of an excise tax because they would be characterized as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, then the amounts payable under the Severance Plans may be reduced to an amount that will not trigger the excise tax. However, if the executive’s net after-tax benefit from payment of all amounts due under the Severance Plans would exceed his or her net after-tax benefit from payment of the reduced amount, we will pay the full benefit under the Severance Plans. All determinations under this provision in the Severance Plans will be made by an independent Accounting Firm. The executive is responsible for all taxes arising from payments and benefits under the Severance Plans.

In the event of termination of an executive’s employment by reason of death or Disability or for Cause, our sole obligation under the Severance Plans would be to pay the executive’s accrued annual base salary, deferred compensation (and related accrued earnings), unpaid bonus and other awards (if any), and accrued but unpaid vacation pay.

An executive may not receive the payment of benefits from both the Severance Plan and a COC Agreement or any other Company severance plans or agreements. The executive cannot receive benefits under the Severance Plans without waiving his or her rights under other Company severance plans and agreements, including any COC Agreement applicable to such executive.

The Severance Plans do not require us to retain the executives or to pay them any specified level of compensation or benefits. Generally, we may modify or terminate the Severance Plans at any time at our discretion without the consent or agreement of the executives. However, the Severance Plans may not be amended or terminated within one year following a Change of Control as to any executive employed by the Company as of the Change of Control Date.

2007 Executive Retention

On March 22, 2007, we announced that Mr. Brady plans to retire from his position as the Company’s Chief Executive Officer following the Board of Director’s identification of his successor, and that the Board of Directors had retained the international search firm of Egon Zehnder International, Inc. to assist with the search. As discussed in the “Compensation Discussion and Analysis,” above, on March 30, 2007, the Company adopted arrangements that are intended to encourage Mr. Winter, Mr. Michael and Ms. Harwell to remain with the Company during the Company’s transition to new leadership (the “2007 Retention Arrangements”). The following description of these retention arrangements is qualified in all respects by reference to the relevant portion of our Current Report on Form 8-K filed on March 30, 2007. The definition of Change of Control applicable to these arrangements is consistent with the definition of “Change of Control” applicable to the Omnibus Plan and will comply with Code Section 409A.

Mr. Winter. Mr. Winter will receive a one-time, lump-sum cash payment of $500,000 (1) if he is continuously employed by the Company during the period ending February 29, 2008 or (2) if the Company terminates his employment prior to March 1, 2008, as long as the termination is not for cause and does not occur in connection with a change of control of the Company.

Mr. Michael. The 20,000 RSUs granted to Mr. Michael on September 16, 2006, which otherwise vest (i.e., become unrestricted) on September 16, 2011, will vest on the date of the Company’s termination of his employment if the termination occurs prior to March 1, 2009, as long as the termination is not for cause and does not occur in connection with a change of control of the Company.

Ms. Harwell. On March 30, 2007, the Compensation Committee of our Board of Directors granted Ms. Harwell 20,000 RSUs which will all vest on March 1, 2009 (the “2007 RSUs”) if she is continuously employed by the Company during the period ending February 28, 2009. In addition, the 2007 RSUs and the 20,000 RSUs previously granted to Ms. Harwell on September 8, 2004, which otherwise vest on September 8, 2009, will vest on the date of the Company’s termination of her employment if the termination occurs prior to March 1, 2009, as long as the termination is not for cause, and does not occur in connection with a change of control of the Company.

The 2007 Retention Arrangements do not require us to retain the covered executives or to pay them any specified level of compensation or benefits during their employment with the Company.

Tabular Presentation

The table below presents estimated incremental compensation payable to each of the named executive officers as described above, as applicable to that named executive officer. Footnotes follow the table.

The incremental compensation is presented in the following benefit categories:

•	Cash (salary): a multiple of the officers’ annual base salary; does not reflect salary paid or earned in 2006

•	Cash (current annual target incentive): a multiple of the officers’ annual bonus incentive opportunity at target; does not reflect actual incentive paid or earned for 2006

•

Cash (annual incentive opportunity): a pro rata portion of the officers’ annual incentive opportunity based on the number of days worked during the year; does not reflect actual incentive paid or earned for 2006

•	Cash (retention): a lump-sum payment due on the earlier of termination without cause, other than in connection with a change of control, or March 1, 2008

•	Stock options: market value, as of December 29, 2006, of unvested, in-the-money stock options that would vest

•	Service based stock awards: market value, as of December 29, 2006, of unvested equity awards that would vest (includes restricted stock and RSUs)

•	Performance based stock awards: market value, as of December 29, 2006, of unvested performance based restricted stock grants that would vest

•	Performance shares: present market value, as of December 29, 2006, of unvested performance based shares that would vest

•	IPP: estimated actuarial present value of additional years of credited service

•	Restoration Plan: difference in net present value based upon change of control; estimated actuarial present value of additional years of credited service

•	SERP: estimated actuarial present value of additional years of credited service

•	Health and welfare benefits: estimated value of continuing health coverage for officer and his/her family under the Welfare Benefit Plan based on elected coverage as of December 31, 2006

•	Supplemental life insurance: benefit paid to estate upon death

•	Perquisites: estimated value of outplacement and financial planning services

Estimated Potential Incremental Payments Upon Termination or Change in Control

As of December 31, 2006

Name	Benefit	Termination w/o Cause or for Good Reason (a)		Upon Change of Control (a)(b)		Termination in connection with a Change of Control (a)(b)		Death (c)
Brady, Larry D
	Cash (salary)	$1,286,000	(d)	$0		$1,929,000	(f)	$0
	Cash (annual incentive)	0		0		1,929,000	(f)	0
	Cash (current year annual incentive)	644,923	(d)	644,923	(e)	0		0
	Stock Options (g) vesting accelerated	0		1,628,150	(g)	0		0
	Performance Shares (g) vesting accelerated	0		1,779,816	(g)	0		0
	IPP (i) present value of additional years of credited service	0		0		0	(i)	0
	Restoration Plan (h) difference in net present value (i) present value of additional years of credited service	0		61,025	(h)	43,753	(i)	0
	SERP (h) difference in net present value (i)present value of additional years of credited service	0		690,388	(h)	0	(i)	0
	Health and Welfare Benefits	0		0		4,812		0
	Supplemental Life Insurance	0		0		0		2,522,000
	Perquisites (k)	0		0		10,000	(k)	0

	Total	1,930,923		4,804,302		3,916,565		2,522,000

Name	Benefit	Termination w/o Cause or for Good Reason (a)		Upon Change of Control (a)(b)		Termination in connection with a Change of Control (a)(b)		Death (c)
Michael, Lanny H
	Cash (salary)	350,000	(d)	0		700,000	(f)	0
	Cash (annual incentive)	0		0		490,000	(f)	0
	Cash (current year annual incentive)	63,134	(d)	63,134	(e)	0		0
	Service Based Stock Awards (g) vesting accelerated (l) retention	485,400	(g)(l)	485,400	(g)	0		0
	Performance Shares (g) vesting accelerated	0		291,240	(g)	0		0
	Health and Welfare Benefits	0		0		16,578		0
	Supplemental Life Insurance	0		0		0		1,350,000
	Perquisites (k)	0		0		10,000	(k)	0

	Total	898,534		839,774		1,216,578		1,350,000

Name	Benefit	Termination w/o Cause or for Good Reason (a)		Upon Change of Control (a)(b)		Termination in connection with a Change of Control (a)(b)		Death (c)
Anderson, Fredric B
	Cash (salary)	198,000	(d)	0		396,000	(f)	0
	Cash (annual incentive)	0		0		198,000	(f)	0
	Cash (current year annual incentive)	92,849	(d)	92,849	(e)	0		0
	Stock Options (g) vesting accelerated	0		145,443	(g)	0		0
	Service Based Stock Awards (g) vesting accelerated	0		97,080	(g)	0		0
	Performance Shares (g) vesting accelerated	0		323,616	(g)	0		0
	Restoration Plan (h) difference in net present value	0		4,731	(h)	0		0
	Health and Welfare Benefits	0		0		21,402		0
	Supplemental Life Insurance	0		0		0		675,000
	Perquisites (k)	0		0		10,000	(k)	0

	Total	290,849		663,719		625,402		675,000

Name	Benefit	Termination w/o Cause or for Good Reason (a)		Upon Change of Control (a)(b)		Termination in connection with a Change of Control (a)(b)		Death (c)
Winter, Steven J
	Cash (salary)	375,000	(d)	0		750,000	(f)	0
	Cash (annual incentive)	0		0		600,000	(f)	0
	Cash (current year annual incentive	285,385	(d)	285,385	(e)			0
	Cash (retention) (l)	500,000	(l)	0		0		0
	Stock Options (g) vesting accelerated	0		376,630	(g)	0		0
	Service Based Stock Awards (g) vesting accelerated	0		242,700	(g)	0		0
	Performance Based Stock Awards (g) vesting accelerated	0		242,700	(g)	0		0
	Performance Shares (g) vesting accelerated	0		849,450	(g)	0		0
	IPP (i) present value of additional years of credited service	0		0		75,426	(i)	0
	Restoration Plan (h) difference in net present value (i) present value of additional years of credited service	0		76,594	(h)	166,760	(i)	0
	SERP (i) present value of additional years of credited service	0		0		259,614	(i)	0
	SERP (h) difference in net present value (j) accelerated vesting of benefit	0		173,655 666,136	(h) (j)	0		0
	Health and Welfare Benefits	0		0		21,591		0
	Supplemental Life Insurance	0		0		0		1,350,000
	Perquisites (k)	0		0		10,000	(k)	0

	Total	1,160,385		2,913,250		1,883,391		1,350,000

Name	Benefit	Termination w/o Cause or for Good Reason (a)		Upon Change of Control (a)(b)		Termination in connection with a Change of Control (a)(b)		Death (c)
Harwell, Janis L
	Cash (salary)	320,000	(d)	0		640,000	(f)	0
	Cash (annual incentive)	0		0		384,000	(f)	0
	Cash (current year annual incentive)	181,915	(d)	181,915	(e)			0
	Stock Options (g) vesting accelerated	0		298,900	(g)	0		0
	Service Based Stock Awards (g) vesting accelerated (l) retention	970,800	(g)(l)	970,800	(g)	0		0
	Performance Shares (g) vesting accelerated	0		809,016	(g)	0		0
	Restoration Plan (h) difference in net present value	0		10,076	(h)	0		0
	Health and Welfare Benefits	0		0		9,839		0
	Supplemental Life Insurance	0		0		0		1,138,000
	Perquisites (k)	0		0		10,000	(k)	0

	Total	1,472,715		2,270,707		1,043,839		1,138,000

Name	Benefit	Termination w/o Cause or for Good Reason (a)		Upon Change of Control (a)(b)		Termination in connection with a Change of Control (a)(b)		Death (c)
Cohen, Kenneth L
	Cash (salary)	218,000	(d)	0		436,000	(f)	0
	Cash (annual incentive)	0		0		218,000	(f)	0
	Cash (current year annual incentive)	108,712	(d)	108,712	(e)	0		0
	Stock Options (g) vesting accelerated	0		188,497	(g)	0		0
	Performance Shares (g) vesting accelerated	0		283,134	(g)	0		0
	IPP (i)present value of additional years of credited service	0		0		148,811	(i)	0
	Restoration Plan (h) difference in net present value (i) present value of additional years of credited service	0		65,804	(h)	78,587	(i)	0
	Health and Welfare Benefits	0		0		14,744		0
	Supplemental Life Insurance	0		0		0		822,000
	Perquisites (k)	0		0		10,000	(k)	0

	Total	326,712		646,417		906,142		822,000

(a)	Pursuant to the COC Agreements and Severance Plans, the amount of benefit may be reduced to an amount that will not trigger the excise tax on “excess parachute payments” within the meaning of Code Section 280G. The amounts on this table have not been reduced to reflect any such reduction.

(b)	Some of our plans provide benefits to the covered employees in the event of a Change of Control, whether or not his or her employment also is terminated. The amounts to which our named executive officers would be entitled in that event are reflected in the column captioned “Upon Change of Control.” If an executive’s employment also is terminated within two years following the Change of Control, the additional amounts to which our named executive officers would be entitled as a result of such termination are reflected in the column captioned “Termination in connection with a Change of Control.” Pursuant to his COC Agreement, Mr. Brady would receive the amounts listed in the “Termination in Connection with a Change of Control” column if he resigns or is terminated for any reason within the twelve-month period following a Change of Control.

(c)	The death benefit is four times the previous year’s salary (rounded up to nearest $1,000), minus $50,000. When this benefit was designed, the $50,000 reduction was intended as an offset for the coverage of group term life insurance. For all named executive officers other than Mr. Michael we used the executives December 31, 2005, base salary. Because Mr. Michael joined the Company in September 2006, this column was calculated using his annualized base salary as of December 31, 2006.

(d)	In the event of Termination without Cause or for Good Reason, the executive is entitled to a payment that includes a multiple of his or her base salary. For Mr. Brady, that multiple is two times base salary. For all other named executive officers, that multiple is one times base salary. In addition, the executive is entitled a pro rata portion of his or her target bonus for that year, based on the number of days worked during the existing year. Mr. Michael is the only one of our named executive officers whose amount reflects less than a full year’s employment with the Company. The amounts reported on this table are the amounts reported for annual incentive at target on the “2006 Grants of Plan-Based Awards” table, above.

(e)	Pursuant to the Omnibus Plan, in the event of a Change of Control, the employee is entitled a pro rata portion of his or her target bonus based on the number of days worked during the existing year. Mr. Michael is the only one of our named executive officers whose amount reflects less than a full year’s employment with the Company. The amounts reported on this table are the amounts reported for annual incentive at target on the “2006 Grants of Plan-Based Awards” table, above.

(f)	In the event of Termination in connection with a Change of Control, the executive is entitled to a payment that includes a multiple of his or her base salary and “annual incentive opportunity,” the latter of which is calculated based on the highest monthly salary in a twelve-month period. For Mr. Brady, that multiple is three times base salary and annual incentive opportunity. For all other named executive officers, that multiple is two times base salary and annual incentive opportunity.

(g)	Pursuant to the Omnibus Plan, in the event of a Change of Control, all outstanding stock options shall be deemed to be fully vested as of the effective date of the Change of Control; this table reflects the value of in-the-money options. All outstanding awards of Restricted Stock or RSUs shall be deemed to be fully vested and restrictions removed as of the effective date of the Change of Control. In addition, all outstanding Awards of Restricted Stock or RSUs whose restrictions are based on performance criteria, Performance Units and Performance Shares, shall be deemed to have been fully earned based on performance at target being attained as of the effective date of the Change of Control. The amounts on this table include the payout of shares of our common stock, at target, of the Long-Term Incentive Plan performance cycles for 2004-2006, 2005-2007 and 2006-2008, as applicable to each named executive officer. In addition, for Mr. Winter, the amounts on this table include payout of Performance Based Stock Awards at target as of December 31, 2006, although actual amount of payout to be made in 2007 will be lower. To calculate these values as of December 31, 2006, we used $24.47 per share of our common stock, which was the closing price on the last business day of 2006.

(h)	Upon a Change of Control, participants in the Restoration Plan and the SERP receive a lump-sum payment of the net present value of their vested benefit. All of our named executive officers who participate in the Restoration Plan are vested in the benefit for that plan disclosed on the table in Pension Benefits, above. Our Restoration Plan and SERP provide that we use a different discount factor to calculate the net present value in the event of a Change of Control than the discount factor we use to calculate the net present value of the benefit for financial reporting purposes. (The value used for financial reporting purposes is the amount reflected for these plans on the table in Pension Benefits, above.) The amounts reported on this table for these plans Upon a Change of Control represent the positive difference, as of December 31, 2006, between (1) the net present value of the participant’s benefit as calculated Upon Change of Control (using 4.47% rate of interest and GATT mortality for the), and (2) the net present value of the participant’s benefit as calculated for financial reporting purposes (using 5.9% rate of interest for the Restoration Plan and 5.8% interest rate for the SERP, and GATT mortality).

(i)	If an executive experiences a Termination in the event of a Change of Control, pursuant to the IPP, Restoration Plan and SERP, he or she is entitled a benefit reflecting two additional years of service under such plan. The benefit payable is a lump-sum payment equal to the present value of the increase in the executive’s benefits from such plans due to the two additional years of service. For the two additional years of service, we assume that the executive’s compensation is the his or her most recent base salary and target bonus, and that no future increases are made to the qualified plan limits or Social Security wage base rules. To calculate the present value of the additional benefit, we used the factors applicable to the 2006 plan year (4.47% rate of interest and GATT mortality). For Mr. Brady, the increased benefit due to the additional years of credited service under the IPP results in an equal reduction of his benefit under the SERP; neither the increase nor the decrease of $104,302 is set forth on this table.

(j)	Mr. Winter is not currently vested in his SERP benefit, but Upon a Change of Control would become vested in the benefit shown on the table in “2006 Pension Benefits,” above.

(k)	In the event of a Termination in Connection with a Change of Control the executives would be entitled to the reasonable cost outplacement services and the reasonable cost of tax and financial planning services. The amount of services is not fixed, but we do not expect them to exceed $10,000 in the aggregate per executive.

(l)	In connection with the 2007 Executive Retention arrangements, Mr. Winter would receive a cash payment. Pursuant to such arrangements, RSUs held by Mr. Michael and Ms. Harwell, respectively, will be deemed to have vested (i.e., become unrestricted) upon Termination without Cause or for Good Reason.

APPENDIX A TO PROXY STATEMENT

INTERMEC, INC.

STANDARDS OF DIRECTOR INDEPENDENCE

(adopted March 22, 2006)

To conclude that a director is independent, the Board must affirmatively determine that such director does not have a material relationship to the Company, other than his or her role as a director. These standards will be applied to assist evaluating whether the director has any material relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. If a director does not exceed the limitations contained in these standards, he or she may be deemed independent. In making its determination, the Board shall broadly consider all relevant facts and circumstances.

For relationships not covered by these standards, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who themselves satisfy these standards and disclosed in the Company’s annual proxy statement.

1. A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2. A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3. A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not “independent” until three years after the end of the affiliation or the employment or auditing relationship.

4. A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

5. A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company employing such executive officer or employee, is not “independent” until three years after falling below such threshold.

6. A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company which is indebted to the Company or to which the Company is indebted, in an amount greater than 5% of such other company’s total consolidated assets at the end of the last completed fiscal year.

A-1

7. Charitable organizations shall not be considered “companies” for purposes of this test provided however that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

8. Direct or indirect ownership of even a significant amount of Company stock by a director who may otherwise be determined to independent as a result of the application of these standards may not bar an independence finding as to such director.

9. For purposes of these standards, “immediate family member” is defined as used in the NYSE listing standards.

A-2

APPENDIX B TO PROXY STATEMENT

Annex A to Charter of the Governance and nominating Committee

CRITERIA FOR NOMINATION TO THE BOARD

1.	Directors must be of the highest ethical character and share the values of Intermec, Inc., as represented in its Standards of Conduct and in its Corporate Governance Guidelines.

2.	Directors should hold or have held a generally recognized position of leadership that demonstrates the ability to exercise sound judgment in a wide variety of matters.

3.	It is the Company’s policy that a majority of the members of its Board of Directors shall be independent within the meaning of applicable rules, regulations and listing standards. In addition to the disqualifying factors identified in the New York Stock Exchange listing standards, this means that

•	Directors must be of an independent cast of mind and be willing to share their views with their colleagues,

•	Directors should be independent of any particular constituency and be able to represent all the shareholders of the Company, and

•	Directors are expected to provide independent and candid advice to the Company.

4.	All directors must evidence a willingness to

•	devote a substantial amount of time to Company business,

•	understand the Company’s business and keep informed on its operations,

•	understand the Company’s reporting system and its system of internal controls, and

•	exercise care, balance, fairness, and due deliberation in the decision-making process.

5.	Directors are expected to attend all board meetings, meetings of all committees on which they are members and all annual meetings of shareholders.

6.	Directors are expected to engage in collegial debate and colloquy with other directors. A Board or committee meeting should be a free and open exchange of ideas and opinions.

7.	Directors are expected to be able to serve for at least five (5) years before reaching the retirement age of 72.

8.	Directors are expected to understand the Board’s policy that each director should have a substantial investment in the Company and comply with stock ownership guidelines established by the Board. In this regard, each nominee should understand that it is the Board’s policy that the annual retainer fee is provided in Company stock.

9.	Directors are expected to be available to offer advice and guidance to the Chief Executive Officer at times other than regularly scheduled Board meetings.

B-1

Intermec, Inc.

2007 Annual Meeting of Stockholders

May 16, 2007, 9:00 a.m. Pacific Time

6001 – 36th Avenue West

Everett, Washington 98203

Directions and Parking

From the North or South on I-5:

Take exit #189 “Mukilteo/Whidbey Island Ferry” onto Hwy. 526. Take the Seaway Boulevard exit and follow it to the end (approximately 1.25 miles). At the end of Seaway Boulevard, turn right onto 36th Avenue West, which ends at the Intermec headquarters building.

From Hwy 99:

Turn West onto Hwy. 526. Take the Seaway Boulevard exit and follow it to the end (approximately 1.25 miles). At the end of Seaway Boulevard, turn right onto 36th Avenue West, which ends at the Intermec headquarters building.

Visitor parking is available in front of the circular drive. Please enter the building through the front doors, behind the circular drive.

PROXY

Intermec, Inc.

Annual Meeting of Stockholders—May 16, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

INTERMEC, INC.

The undersigned hereby appoints Larry D. Brady, Lanny H. Michael and Janis L. Harwell, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Intermec, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on Wednesday, May 16, 2007 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access yourIntermec, Inc. account online.

Access your Intermec, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Intermec, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status Make address changes

View certificate history Obtain a duplicate 1099 tax form

View book-entry information Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

****TRY IT OUT****

www.melloninvestor.com/isd/

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-888-216-7265

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Mark Here for Address Change or Comments

PLEASE SEE REVERSE SIDE

ITEM 1. ELECTION OF DIRECTORS

Nominees:

01 Larry D. Brady

02 Claire W. Gargalli

03 Gregory K. Hinckley

04 Lydia H. Kennard

05 Allen J. Lauer

06 Stephen P. Reynolds

07 Steven B. Sample

08 Oren G. Shaffer

09 Larry D. Yost

Withheld for the nominees you list below: (Write that

nominee’s name in the space provided below.)

FOR

WITHHELD

FOR ALL

ITEM 2. RATIFICATION OF

SELECTION OF DELOITTE &

TOUCHE LLP AS INDEPENDENT

AUDITORS

FOR AGAINST ABSTAIN

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET

http://www.proxyvoting.com/in

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement

on the internet at www.intermec.com/InvestorRelations